                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                            REGISTRATION NO. 333-36127


PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED NOVEMBER 20, 1997)

                               2,172,370 SHARES
                   AMERICAN GENERAL HOSPITALITY CORPORATION
                                 COMMON STOCK
                                 ------------


  American General Hospitality Corporation (collectively with its subsidiaries, the "Company") is a self-administered real estate investment trust (a "REIT"), organized as a corporation under the laws of Maryland, which owns hotels, diversified by franchisor or brand affiliation, in several states (the "Hotels"). The Company's Common Stock, $0.01 par value per share, (the "Common Stock") is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "AGT."

  The shares of Common Stock offered hereby are being offered on the account of certain security holders of the Company. See "Registering Stockholders" and "The Company--Securities to be Offered" in the accompanying Prospectus. The Company will not receive any proceeds from the sale of any Exchanged Shares nor from the sale of any shares of Common Stock. The Company has agreed to bear certain expenses of registration of the shares of Common Stock under federal and state securities laws.

   SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
                    PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


July 10, 1998

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement. Unless the context requires otherwise, the term "Company," as used herein, includes American General Hospitality Corporation and its two wholly owned subsidiaries, AGH GP, Inc. ("AGH GP") and AGH LP, Inc. ("AGH LP"), and American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The term "Operating Partnership," unless the context requires otherwise, includes subsidiaries of the Operating Partnership. Unless otherwise defined, defined terms used herein shall have such meaning ascribed such terms in the accompanying Prospectus.

  This Prospectus Supplement and the accompanying Prospectus, including periodic reports of the Company, and the information incorporated by reference herein and therein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the caption "Risk Factors" in this Prospectus Supplement, the accompanying Prospectus and set forth in the periodic reports and other documents incorporated by referenced herein and therein. The Company cautions the reader, however, that any such list of factors may not be exhaustive.

                                  THE COMPANY

  The Company is a self-administered real estate investment trust (a "REIT") that owns a geographically diverse portfolio of primarily full-service hotels. As of July 1, 1998, the Company owned 53 hotels located in 21 states and containing an aggregate of approximately 12,600 guest rooms (the "Hotels"). Substantially all of the Hotels are operated under licensing or franchising agreements with national hotel brands, including Crowne Plaza(R), Hilton(R), Wyndham(R), Marriott(R), Holiday Inn Select(R), Radisson(R), Westin(R), DoubleTree(R), Holiday Inn(R) and Sheraton(R). Management believes that the full-service segment of the hotel market continues to offer numerous opportunities to acquire hotels at attractive multiples of cash flow and at discounts to replacement value, including underperforming hotels that may benefit from the Company's repositioning strategies.

  The Company expects to continue to expand and enhance the value of its hotel portfolio by continuing to (i) make opportunistic acquisitions of full-service hotels and (ii) strategically reposition selected hotels through product upgrades brand conversions and operational repositionings. The Company will continue to pursue the acquisition of full-service hotels, primarily in the moderate and lower upscale segments at prices which management believes are below replacement cost, and that have attractive yields on investment that the Company believes can be improved over time.

  In order to qualify as a REIT, the Company may not operate hotels. The Company has leased each of the Hotels to AGH Leasing, L.P. and its subsidiary, Twin Towers Leasing, L.P. ("Twin Towers," and together with AGH Leasing, L.P., "AGH Leasing") and to independent lessees that are affiliates of Prime Hospitality Corp. ("Prime"), a NYSE listed company (together, the "Prime Lessee"), each pursuant to separate participating leases (the "Participating Leases"). In the event that the Merger (as defined below) is not consummated, the Company expects to continue to lease future acquired hotels to AGH Leasing or the Prime Lessee (collectively, the "Lessees"). The Participating Leases are designed to allow the Company to achieve substantial participation in any future growth of revenues generated at the Hotels. AGH Leasing has entered into separate management agreements with American General Hospitality, Inc. ("AGHI") to manage 44 of the Hotels and Wyndham Hotel Corporation ("Wyndham") to manage one of the Hotels (the "Management Agreements"). The remaining eight Hotels are leased and managed by the Prime Lessee. AGH Leasing and AGHI are owned, in part, by certain executive officers of the Company. Neither the Company nor members of its management own an interest in, or participate in the management of, the Prime Lessee.

                              RECENT DEVELOPMENTS

CapStar Merger

  On March 15, 1998 the Company and CapStar Hotel Company ("CapStar") entered into a definitive Agreement and Plan of Merger, dated March 15, 1998, as amended (the "Merger Agreement") pursuant to which the parties agreed, subject to stockholder approval and other conditions and covenants, to merge as equals (the "Merger"). Accordingly, no assurance can be given that the Merger will be consummated. Pursuant to the Merger Agreement, CapStar will spin off (the "Spin-Off") in a taxable transaction, its hotel operations and management business to its current stockholders as a new C-corporation to be called MeriStar Hotels & Resorts, Inc. ("OpCo"). CapStar will subsequently merge with and into the Company, which will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company will be renamed MeriStar Hospitality Corporation ("MeriStar") if the Merger is consummated. In a separate transaction, which will close immediately after the closing of the Merger, MeriStar H&R Operating Company, L.P., a wholly-owned subsidiary of OpCo (the "OpCo OP"), will acquire AGH Leasing and AGHI, which acquisition is a condition to closing the Merger. If the Merger is consummated, OpCo will become the lessee and manager of all the hotels currently leased by AGH Leasing and will have a right of first refusal to become the lessee of hotels acquired by MeriStar in the future with the exception of the eleven hotels to be acquired in connection with the purchase and sale agreement, dated November 20, 1997, as amended on January 7, 1998, between the Operating Partnership and Prime.

  The Merger Agreement defines the exchange ratios for both the Company's and CapStar's stockholders. CapStar stockholders will receive one share of MeriStar for each CapStar share owned and the Company's stockholders will receive 0.8475 shares of MeriStar for each share of Common Stock owned. Both exchange ratios are fixed, with no adjustment mechanism.

  The Company expects the Merger to close in late July or early August 1998.
The Merger will be submitted for approval at separate meetings of the stockholders of the Company and CapStar currently scheduled to be held on July 28, 1998. The consummation of the merger is subject, among other things, upon obtaining such approvals. Accordingly, no assurance can be given that the Merger will be consummated. The Company has filed a registration statement on Form S-4, which includes the Joint Proxy Statement/Prospectus, with the Securities and Exchange Commission (the "SEC" or the "Commission") (Registration No. 333-49611), which was declared effective by the Commission on June 22, 1998.

  The Company's executive offices are located at 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038, and its telephone number is (972) 550-6800.


TAX STATUS OF THE COMPANY

  The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1996. As a REIT, the Company generally will not be subject to federal income tax on net income that it distributes to its shareholders as long as it distributes at least 95% of its taxable income each year and complies with a number of other organizational and operational requirements. Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to the shareholders in any such year will not be deductible by the Company. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Charter imposes certain restrictions on the transfer of shares of Common Stock. The Company has adopted the calendar year as its taxable year.

                                 RISK FACTORS

  An investment in the shares of Common Stock involves various risks. Prospective investors should carefully consider the following information and the information discussed under the caption "Risk Factors" contained the accompanying Prospectus in conjunction with the other information contained and incorporated by reference in this Prospectus Supplement and the accompanying Prospectus before making an investment decision regarding the Common Stock offered hereby.


RISK FACTORS RESULTING FROM THE MERGER

RISK THAT MERGER WILL NOT CLOSE

  A number of covenants and conditions, including stockholder approval, must be satisfied before completion of the Merger with CapStar. Accordingly, there can be no assurance that the Merger will be consummated.

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS

  The Company and CapStar are currently experiencing a period of rapid growth. Since their initial public offerings in July 1996 and August 1996, respectively, the Company and CapStar have invested an aggregate of approximately $1,807 million to purchase 84 hotels, increasing their combined guest room portfolios by more than 421%. Based upon the respective portfolios of the Company and CapStar at April 1, 1998, MeriStar's aggregate rooms portfolio after giving effect to the Merger will consist of 25,854 rooms. The consolidation of functions and integration of departments, systems and procedures and the formation of OpCo to manage the 53 hotels currently owned by the Company and the 55 hotels currently owned by CapStar (collectively, the "MeriStar Owned Hotels") will present a significant management challenge, and the failure to integrate all of such hotels into OpCo's management and operating structures could have a material adverse effect on the results of operations and financial condition of MeriStar. There can be no assurance that the anticipated benefits from the Merger will be realized or that the integration will be successful and timely implemented.

  MeriStar's ability to manage its growth effectively requires MeriStar to select capable lessees and managers for its newly acquired hotels. There can be no assurance that OpCo or other hotel management companies and/or operators will be able to manage MeriStar's newly acquired hotels. See "--Dependence on OpCo and Payments under the Participating Leases."


FAILURE TO OBTAIN ANTICIPATED COST SAVINGS

  MeriStar expects to achieve certain benefits from the consummation of the Merger, particularly cost savings and other operating efficiencies resulting from a reduction of overhead and the elimination of management and administrative fees and other property expenses, which could result in operating cost savings of $5 to $10 million during the first year of combined operations, which savings were based upon a pro forma analysis of the Merger, the operating costs savings are expected to be realized at the hotel property level, which savings were accounted for in structuring the departmental participating rent to thresholds under the separate lease agreements pursuant to which, upon consummation of the Merger, MeriStar will lease substantially all of the MeriStar Owned Hotels to OpCo (the "MeriStar Participating Leases") and through a decrease to general and administration expenses at MeriStar. The expected operating cost savings were determined by CapStar based upon the following assumptions: (i) the centralization of personnel; (ii) the implementation of product purchasing programs; (iii) the reduction in employee benefit expenses and workers compensation premiums; (iv) the reduction in financing expenses due to an increased credit facility; and (v) the reduction of property and general liability insurance premiums. No assurance can be given that any such cost savings anticipated from the Merger will be achieved or, if cost savings are realized, that they will be as substantial as anticipated.


FIXED EXCHANGE RATIO

  Upon completion of the Merger, each share of common stock, par value $0.01 per share, of CapStar (the "CapStar Common Stock") will be converted into the right to receive 1.0 share of common stock, par value $0.01 per share, of MeriStar (the "MeriStar Common Stock") and each share of Common Stock will be converted into 0.8475 of a share of MeriStar Common Stock. The exchange ratios are fixed numbers and will not be adjusted in the event of any increase or decrease in the price of either Common Stock or CapStar Common Stock. As a result, the value of the shares of MeriStar Common Stock received by the CapStar and the Company's stockholders in the

Merger could vary depending on fluctuations in the value of CapStar Common Stock or the Company's Common Stock. Such fluctuations may be the result of changes in business, operations or prospects of CapStar, the Company or MeriStar (as a combined company) market assessments of the likelihood that the Merger will be consummated, the timing thereof, regulatory considerations, general market and economic conditions and other factors. Accordingly, there can be no assurance that the value of the MeriStar Common Stock received pursuant to the Merger on the date of the Merger Agreement will be the same as on the date of the Company's 1997 Annual Meeting of Stockholders and CapStar's Special Meeting of Stockholders, or the effective time of the Merger (the "Effective Time").


FAILURE TO TRANSFER LIQUOR AND FOOD LICENSES

  In connection with the Merger, CapStar intends to transfer certain operating licenses, such as food and beverage licenses, to OpCo. MeriStar will also be subject to the risk that in connection with the Merger, it may not be possible to transfer such operating licenses, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of these hotels, there can be no assurance that these licenses will remain in effect until OpCo obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverage licenses or other operating licenses could adversely affect the ability of OpCo to generate revenues and make lease payments to MeriStar.


REDISTRIBUTION OF OPCO COMMON STOCK

  Trading in shares of OpCo will likely be characterized by a period of redistribution among the MeriStar shareholders who receive such shares in the Spin-Off (especially in light of the taxable nature of the Spin-Off) which may temporarily depress the market price of such shares during such period.


SIGNIFICANT INDEBTEDNESS; REFINANCING RISKS

  Upon consummation of the Merger, MeriStar will have significant amounts of debt outstanding and, accordingly, will be subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. MeriStar has received commitments for the $1.0 billion revolver and term loan facility (the "Credit Facility") and a $300.0 million secured mortgage facility (the "Mortgage Facility" and together with the Credit Facility, the "Credit Facilities"). Upon consummation of the Merger, MeriStar expects that it will have approximately $905.0 million of outstanding indebtedness under the Credit Facilities, $150.0 million of outstanding 8.75% Senior Subordinated Notes due 2007 and $173.0 million of outstanding 4.75% Convertible Notes due 2004, and will have other outstanding mortgage indebtedness encumbering nine of the hotels of approximately $104.0 million. The Credit Facility restricts, among other things, MeriStar's ability to effect certain mergers, asset sales and change of control events, and the incurrence of certain indebtedness, imposes minimum net worth requirements and requires MeriStar to comply with certain financial covenants, including certain leverage and interest rate coverage ratios. In addition, the Credit Facility limits MeriStar from distributing the lesser of (i) 90% of funds from operations and (ii) 100% of free cash flow (funds from operations less a capital expenditure reserve equal to 4% of gross room revenues) to MeriStar's stockholders.

  MeriStar's organizational documents will not limit the amount of indebtedness which may be incurred by MeriStar and its subsidiaries. If MeriStar does not have sufficient funds to repay its indebtedness at maturity, it may be necessary to refinance such indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any such refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow, and, consequently, cash available for distribution to stockholders. If MeriStar is unable to refinance its indebtedness on acceptable terms, it might be forced to dispose of hotels or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If MeriStar is unable to make required payments of principal and interest on indebtedness secured by its hotels, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value.

RISK OF RISING INTEREST RATES

  Certain of MeriStar's borrowings, including borrowings under the revolver portion of the Credit Facility and the Mortgage Facility, will bear interest at a variable rate. Following the Merger, approximately 33.3% of MeriStar's total indebtedness will be subject to variable interest rates. Accordingly, increases in interest rates could increase MeriStar's interest expense and adversely affect cash flow.


BENEFITS TO CERTAIN DIRECTORS AND OFFICERS OF THE COMPANY AND CAPSTAR

  In considering the recommendation of the Board of Directors of the Company and CapStar to approve the Merger and the transactions related thereto, stockholders of the Company and CapStar should be aware that certain members of management and the Board of Directors of the Company and CapStar have certain interests in, and will receive benefits as a consequence of, the Merger and the transactions related thereto that are separate from the interests of, and benefits to, stockholders of the Company and CapStar generally, and which may result in conflicts of interest with respect to their obligations to the Company and CapStar in determining whether it should consummate the Merger. Among the material benefits to be received by such persons in connection to the Merger are
(i) the receipt by Steven D. Jorns, Chairman of the Board, Chief Executive Officer and President of the Company, Bruce G. Wiles, Executive Vice President of the Company, and Kenneth E. Barr, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company, of approximately $3.5 million,
1.1 million and .3 million, respectively, of units of limited partnership interest in the OpCo OP (the "OpCo OP Units") (which are exchangeable for OpCo shares on a one for one basis) and approximately $14.1 million, $4.4 million and $1.0 million, respectively, of cash in connection with the sale of AGH Leasing and the assets of AGHI to OpCo, (ii) the grant of 150,000 shares of restricted MeriStar Common Stock (that vest over a three-year period commencing one year after the date of grant) to the holders of CapStar stock options, including to the following executive officers and/or directors of CapStar; 21,726 shares of MeriStar Common Stock to Paul W. Whetsell, 11,949 shares of MeriStar Common Stock to Daniel E. McCaslin, 9,043 shares of MeriStar Common Stock to John Emery, 8,596 shares of MeriStar Common Stock to John E. Plunket, 3,079 shares of MeriStar Common Stock to Scott Livchak, 2,994 shares of MeriStar Common Stock to Robert Gauthier, 869 shares of MeriStar Common Stock to Bradford Bernstein, 869 shares of MeriStar Common Stock to Edwin Burton III, 869 shares of MeriStar Common Stock to Edward Cohen, 869 shares of MeriStar Common Stock to Daniel L. Doctoroff, 869 shares of MeriStar Common Stock to Edward Dowd, 869 shares of MeriStar Common Stock to William S. Janes, 869 shares of MeriStar Common Stock to Mahmood Khimji and 869 shares of MeriStar Common Stock to Joseph McCarthy,
(iii)(a) 80,000 outstanding CapStar options held by the non-employee directors of CapStar and 669,582 outstanding CapStar options held by executive officers of CapStar will become immediately vested and exercisable and (b) 40,000 outstanding Company stock options (prior to adjustment pursuant to Merger) held by non-employee directors of the Company and 1,323,973 outstanding Company stock options (prior to adjustment pursuant to the Merger) held by certain executive officers of the Company as well as 57,500 shares of restricted stock awards (prior to adjustment pursuant to the Merger), will become immediately vested and exercisable (except that Messrs. Whetsell, Jorns, Wiles and Emery have agreed subject to certain limitations to waive such acceleration), (iv) the receipt by
(a) Messrs. Whetsell and Jorns of new employment agreements from MeriStar and OpCo at higher salary levels than they are currently receiving, including a base salary of $285,000 per year for each as employees of MeriStar and a base salary of $190,000 per year for each as employees of OpCo, respectfully, as compared to $225,000 and $125,000, respectively, under their current employment agreements,
(b) Messrs. Wiles and Emery of new employment agreements, and with respect to Mr. Barr a continuation of his current employment, from MeriStar at higher salary levels than they are currently receiving, including a base salary of $300,000, $275,000 and $190,000, respectively, as compared to $110,000, $200,000 and $95,000, respectively, under their respective current employment agreements, and (c) Messrs. McCaslin, Calder and Plunket of new employment agreements from OpCo at higher salary levels than they are currently receiving, including a base salary of $300,000, $200,000 and $160,000, respectively, as compared to $215,000, $132,600 and $150,000, respectively, under their respective current employment agreements and (v)(a) each of Messrs. Whetsell, Emery, Calder and Plunket will receive MeriStar stock options in the following share amounts:
353,743, 120,936, 47,500 and 12,500, respectively, and (b) each of Messrs.
Jorns, Wiles, Emery, Calder and Plunket will receive OpCo stock options in the following share amounts: 250,000, 125,000, 87,500, 20,936, 47,500 and 10,000.


COMPENSATION OF FINANCIAL ADVISORS

  A significant portion of the fees related to the financial advisory services of the financial advisors to the Company and CapStar in connection with the Merger is contingent upon the consummation of the Merger. While such fees were negotiated at arm's-length and are standard and customary for transactions similar to the Merger, the contingent nature of such fee arrangements might be viewed as giving such financial advisors a financial interest in the successful completion of the Merger.


NO APPRAISAL OR DISSENTERS' RIGHTS

  Under the Maryland General Corporate Law (the "MGCL") and the Delaware General Corporate Law, stockholders of the Company and CapStar, respectively, who do not vote in favor of the Merger will not have appraisal or dissenters' rights in connection with the Merger if it is approved.


CONFLICT OF INTEREST RISKS IN RELATIONSHIP BETWEEN MERISTAR AND OPCO

 GENERAL CONFLICTS OF INTEREST

  MeriStar and OpCo will have several common members of their Boards of Directors, as well as their two senior executives. MeriStar and OpCo will operate in a relationship governed by an agreement between MeriStar, MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "MeriStar OP"), OpCo and the OpCo OP (the "Intercompany Agreement"), which restricts each party from taking advantage of certain business opportunities without first presenting those opportunities to the other party. Also, in their relationship with MeriStar as owner and OpCo as lessee and manager of hotels, MeriStar and OpCo may have conflicting views on the manner in which the MeriStar hotels are operated and managed, and with respect to lease arrangements, acquisitions and dispositions. As a result, the directors and senior executives of MeriStar (who serve in similar capacities at OpCo) may well be presented with several decisions which provide them the opportunity to benefit MeriStar to the detriment of OpCo or benefit OpCo to the detriment of MeriStar. Such inherent potential conflicts of interest will be present in all of the numerous transactions between MeriStar and OpCo.


 RESTRICTIONS ON OPCO'S AND MERISTAR'S BUSINESS AND FUTURE OPPORTUNITIES

  The certificate of incorporation of OpCo (the "OpCo Charter") provides that, for so long as the Intercompany Agreement remains in effect, OpCo is prohibited from engaging in activities or making investments that a REIT could make unless MeriStar was first given the opportunity but elected not to pursue such activities or investments. The OpCo Charter also provides that a corporate purpose of OpCo is to perform its obligations under the Intercompany Agreement. Under the OpCo Charter and the Intercompany Agreement, OpCo has agreed not to acquire or make (i) investments in real estate (which, for purposes of the Intercompany Agreement, include the provision of services related to real estate and investment in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets) or (ii) any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to REITs, unless in either case it has notified MeriStar of the acquisition or investment opportunity, in accordance with the terms of the Intercompany Agreement, and MeriStar has determined not to pursue such acquisition or investment; provided, however, that OpCo may make limited minority investments or contributions as part of a lease arrangement with a party that is not an affiliate of OpCo in a bona fide arm's-length transaction; provided further, that such investment or contribution does not materially impact OpCo's financial and legal qualifications to lease and manage additional MeriStar properties. OpCo also has agreed to assist MeriStar in structuring and consummating any such acquisition or investment which MeriStar elects to pursue, on terms determined by MeriStar. On the other hand, the Intercompany Agreement grants OpCo the right of first refusal to become the lessee of any real property acquired by MeriStar as to that MeriStar determines that, consistent with MeriStar's status as a REIT, it is required to enter into a separate MeriStar Participating Lease. This lessee opportunity will be available to OpCo only if MeriStar determines, in its sole discretion, that OpCo is qualified to be the lessee. Because of the provisions of the Intercompany Agreement and the OpCo Charter, the nature of OpCo's business and the opportunities it may pursue are restricted.


 OPCO'S DEPENDENCE UPON MERISTAR; LIMITED RESOURCES FOR GROWTH THROUGH NEW OPPORTUNITIES

  Due to OpCo's restricted corporate purpose and the Intercompany Agreement, OpCo will rely on MeriStar to provide OpCo with the lessee opportunities described in the Intercompany Agreement only if it is necessary for MeriStar, consistent with its status as a REIT, to enter into a MeriStar Participating Lease and only if OpCo and MeriStar negotiate a mutually satisfactory MeriStar Participating Lease. If MeriStar in the future should fail to qualify as a REIT, such failure could have a substantial adverse effect on those aspects of OpCo's business operations and business opportunities that are dependent upon MeriStar. For example, the Intercompany Agreement remains effective even if MeriStar ceases to qualify as a REIT, with OpCo's rights relating to lessee opportunities under the

Intercompany Agreement continuing to be based on MeriStar's need to enter into a MeriStar Participating Lease due to its status as a REIT. Accordingly, if MeriStar failed to qualify as a REIT and thereafter acquired a property, MeriStar would have the right under the Intercompany Agreement to lease the property to any person or entity pursuant to any type of lease (including a MeriStar Participating Lease) or to operate the property itself. OpCo, however, would remain subject to all of the limitations on its operations contained in the OpCo Charter and the Intercompany Agreement. In addition, although it is anticipated that any MeriStar Participating Lease involving OpCo generally will provide that OpCo's rights will continue following a sale of the property or an assignment of the lease (with the likelihood of a sale or assignment of lease possibly increasing if MeriStar fails to qualify as a REIT), OpCo could lose its rights under any such MeriStar Participating Lease upon the expiration of the lease. If OpCo and MeriStar do not negotiate a mutually satisfactory MeriStar Participating Lease within 30 days after MeriStar provides OpCo with written notice of the lessee opportunity (or such longer period to which OpCo and MeriStar may agree), MeriStar may offer the opportunity to others for a period of one year before it must again offer the opportunity to OpCo.

 CONFLICTS RELATING TO SALE OF HOTELS SUBJECT TO LEASES

  MeriStar generally will be obligated under its master leases with OpCo to pay a lease termination fee to OpCo if MeriStar elects to sell a hotel or if it elects not to restore a hotel after a casualty and does not replace it with another hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to the fair market value of OpCo's remaining leasehold interest under the lease to be terminated. Where applicable, the termination fee is equal to the fair market value of OpCo's leasehold interest in the remaining term of the lease to be terminated. A decision to sell a hotel may, therefore, have significantly different consequences for MeriStar and OpCo.


 DEPENDENCE ON OPCO AND PAYMENTS UNDER THE MERISTAR PARTICIPATING LEASES

  Upon consummation of the Merger, MeriStar will lease substantially all of the MeriStar Owned Hotels to OpCo pursuant to the MeriStar Participating Leases. MeriStar's ability to make distributions to its stockholders will depend primarily upon the ability of OpCo to make rent payments under the MeriStar Participating Leases (which will be dependent primarily on the ability of OpCo and other potential operators to generate sufficient revenues in excess of operating expenses from those hotels which are leased to them). A failure or a delay by OpCo in making such payments may be caused by reductions in revenue from such hotels or in the net operating income of OpCo or otherwise. Any failure or delay by OpCo in making rent payments may adversely affect MeriStar's ability to make distributions to stockholders. Although failure on the part of OpCo to materially comply with the terms of a MeriStar Participating Lease (including failure to pay rent when due) will give MeriStar the non-exclusive right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease, MeriStar would then be required to find another lessee to lease such hotel. There can be no assurance that MeriStar would be able to find another lessee or that, if another lessee were found, MeriStar would be able to enter into a new lease on favorable terms.


 LACK OF CONTROL OVER MANAGEMENT AND OPERATIONS OF THE HOTELS

  MeriStar will be dependent on the ability of OpCo and other operators of hotels to operate and manage the MeriStar Owned Hotels. To maintain its status as a REIT, MeriStar will not be able to operate the MeriStar Owned Hotels or any subsequently acquired hotels. As a result, MeriStar will be unable to directly implement strategic business decisions with respect to the operation and marketing of the MeriStar Owned Hotels, such as decisions with respect to the setting of room rates, food and beverage operations and certain similar matters.


 POTENTIAL NEGATIVE IMPACT ON MERISTAR ACQUISITIONS

  MeriStar's ability to acquire additional hotels could be negatively impacted by the relationship between MeriStar and OpCo because hotel management companies, franchisees and others who historically approached CapStar or the Company with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future knowing that MeriStar will rely primarily on OpCo to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on MeriStar's acquisition activities in the future.


 NO ARM'S LENGTH BARGAINING

  The terms of the Intercompany Agreement, the agreement pursuant to which (i) MeriStar and OpCo will provide to each other a right of first opportunity with respect to certain investment opportunities available to each of them, (ii) OpCo will provide certain corporate and other general services to MeriStar and (iii) MeriStar and OpCo agree to cooperate and coordinate with each other with regard to certain matters, was not negotiated on an arm's-length basis. Because Messrs. Whetsell, Jorns, Worms and Doctoroff, will be directors of both MeriStar and OpCo and Messrs. Whetsell and Jorns will be executive officers of both MeriStar and OpCo, there is a potential conflict of interest with respect to the enforcement and termination of the Intercompany Agreement to benefit MeriStar to the detriment of OpCo or benefit OpCo to the detriment of MeriStar. Because of these conflicts, Messrs. Whetsell, Jorns, Worms and Doctoroff may have conflicts of interest with respect to their decisions relating to enforcement of the Intercompany Agreement.


ADVERSE EFFECTS RELATING TO THE LODGING INDUSTRY

 OPERATING RISKS

  MeriStar's business will be subject to all of the operating risks inherent in the lodging industry. These risks include the following: (i) changes in general and local economic conditions; (ii) cyclical overbuilding in the lodging industry; (iii) varying levels of demand for rooms and related services; (iv) competition from other hotels, motels and recreational properties, some of which may have greater marketing and financial resources than MeriStar; (v) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal; (vi) the recurring need for renovations, refurbishment and improvements of hotel properties; (vii) changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs; and
(viii) changes in interest rates and the availability of credit. Demographic, geographic or other changes in one or more of MeriStar's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, due to the level of fixed costs required to operate full-service hotels, certain significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

  These factors could adversely affect the ability of OpCo to generate revenues and make lease payments to MeriStar and, therefore, MeriStar's ability to make distributions to its stockholders.


 SEASONALITY

  The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at the MeriStar Owned Hotels can be expected to cause quarterly fluctuations in the lease revenues of MeriStar. Quarterly earnings also may be adversely affected by events beyond MeriStar's control, such as extreme weather conditions, economic factors and other considerations affecting travel.


 FRANCHISE AGREEMENTS

  Upon completion of the Merger, 103 of the MeriStar Owned Hotels will be operated pursuant to existing franchise or license agreements with nationally recognized hotel companies (the "Franchise Agreements"). The Franchise Agreements generally contain specific standards for, and restrictions and limitations on, the operation and maintenance of a hotel in order to maintain uniformity within the franchisor system. Those limitations may conflict with MeriStar's and OpCo's philosophy of creating specific business plans tailored to each hotel and to each market. Such standards are often subject to change over time, in some cases at the discretion of the franchisor, and may restrict a franchisee's ability to make improvements or modifications to a hotel without the consent of the franchisor. In addition, compliance with such standards could require a franchisee to incur significant expenses or capital expenditures. Action or inaction on the part of any of MeriStar, OpCo or third-party operators could result in a breach of such standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.

  In connection with terminating or changing the franchise affiliation of a MeriStar Owned Hotel or a subsequently acquired hotel, OpCo may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The Franchise Agreements covering the MeriStar Owned Hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, the Franchise Agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to the hotel.

  Under their existing Franchise Agreements, the Company and CapStar may be required to obtain the consent of the franchisors under such agreements to consummate the transactions contemplated by the Merger Agreement (the "Transactions"). There can be no assurance that these consents will be obtained.


 ADVERSE EFFECTS OF NECESSARY OPERATING COSTS AND CAPITAL EXPENDITURES

  Hotels in general, including the MeriStar Owned Hotels, require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixture and equipment ("FF&E"). Under the terms of the Participating Leases, MeriStar is obligated to establish a reserve to pay the cost of certain capital expenditures at the MeriStar Owned Hotels and pay for periodic replacement or refurbishment of FF&E. MeriStar controls the use of funds in this reserve. However, if capital expenditures exceed MeriStar's expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on cash available for distribution. In addition, MeriStar may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.


 COMPETITION IN THE LODGING INDUSTRY

  The lodging industry is highly competitive. There is no single competitor or small number of competitors of MeriStar that will be dominant in the industry. The MeriStar Owned Hotels will operate in areas that contain numerous competitors, some of which have substantially greater resources than MeriStar and the ability to accept more risk than MeriStar will be able to manage. Competition in the lodging industry is based generally on location, room rates and range and quality of services and guest amenities offered. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which the MeriStar Owned Hotels will compete, thereby adversely affecting MeriStar's operations and the number of suitable investment opportunities.

  In addition, the success of the MeriStar Owned Hotels and any hotel acquired in the future is dependent on the supply/demand fundamentals in their respective markets. According to Smith Travel Research, total room supply in the United States increased by 3.4%, or approximately 116,000 rooms from 1996 to 1997. This is compared to an average annual increase in room supply in the United States of 1.1% from 1991 to 1996. Although management believes that most of the increase in room supply in the United States is in the limited service or extended stay sections of the industry (which constitute approximately 2% of MeriStar Owned Hotels based upon the number of guest rooms), it is possible that a dramatic increase in the supply of full service midscale and lower upscale hotels could occur. Any significant increase in the supply of full service hotel rooms in the markets where the MeriStar Owned Hotels are located that outpaces the growth in demand in such markets could have a material adverse effect on occupancy, ADR and REVPAR at such hotels or at hotels acquired in the future.


 POTENTIAL COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to sell or rent such real property or to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. The operation and removal of certain underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of the hotels, MeriStar could be held liable for the costs of remedial action with respect to such regulated substances and storage tanks and claims related thereto. Activities have been undertaken to close or remove storage tanks located on the property of several of the MeriStar Owned Hotels.

  All of the MeriStar Owned Hotels have undergone Phase I environmental site assessments ("Phase Is"), which generally provide a nonintrusive physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental engineer, within the last 18 months. The purpose of a Phase I is to identify potential sources of contamination for which the MeriStar Owned Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase Is have not revealed any environmental liability or compliance concerns that MeriStar believes would have a material adverse effect on MeriStar's results of operation or financial condition, nor is MeriStar aware of any such liability or concerns.

  In addition, the MeriStar Owned Hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of certain asbestos-containing materials ("ACMs") and govern emissions of and exposure to asbestos fibers in the air. ACMs are present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of the MeriStar Owned Hotels. Operations and maintenance programs for maintaining such ACMs have been or are in the process of being designed and implemented, or the ACMs have been scheduled to be or have been abated, at such hotels. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on MeriStar's results of operations or financial condition.


 GOVERNMENTAL REGULATION

  A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. MeriStar believes that it is substantially in compliance with these requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of the MeriStar Owned Hotels and could otherwise adversely affect MeriStar's results of operations or financial condition.

  Under the Americans with Disabilities Act (the "ADA"), all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to the MeriStar Owned Hotels, a determination that MeriStar is not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. MeriStar is likely to incur additional costs of complying with the ADA.


 INVESTMENT IN SINGLE INDUSTRY

  MeriStar's current strategy is to acquire interests only in hospitality and lodging. As a result, MeriStar will be subject to risks inherent in investments in a single industry. The effects on cash available for distribution resulting from a downturn in the hotel industry may be more pronounced than if MeriStar had diversified its investments.


ADVERSE EFFECTS RELATING TO THE OWNERSHIP OF REAL ESTATE

 GENERAL

  Upon consummation of the Merger, MeriStar will continue the businesses previously undertaken separately by the Company and CapStar of owning, operating and acquiring hotels. The business risks to be faced by MeriStar will be similar to those now faced separately by the Company and CapStar. MeriStar's strategy to acquire interests only in hotels will be subject to varying degrees of risk generally incident to the ownership of real property and investment in a single industry. The underlying value of MeriStar's hotel investments and MeriStar's income and ability to make distributions to its stockholders will be dependent upon the ability of OpCo or any third-party operators to operate the hotels in a manner sufficient to maintain or increase revenues and to generate sufficient revenue in excess of operating expenses to make lease payments to MeriStar. Income from the hotels may be adversely affected by changes in national, regional and local economic conditions, changes in local real estate market conditions, changes in interest rates and in the availability, cost and terms of financing, the potential for uninsured casualty or other losses, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in real estate tax rates and other operating expenses and adverse changes in zoning laws and other governmental rules and fiscal policies. Many of these risks are beyond the control of MeriStar, and the effects of these risks are likely to be more pronounced than if MeriStar had diversified investments. In addition, real estate investments are relatively illiquid, resulting in a limited ability of MeriStar to vary its portfolio of hotels in response to changes in economic and other conditions.

 VALUE AND ILLIQUIDITY OF REAL ESTATE

  Real estate investments are relatively illiquid. The ability of MeriStar to vary its portfolio in response to changes in economic and other conditions will be limited. If MeriStar must sell an investment, there can be no assurance that MeriStar will be able to dispose of it in the time period it desires or that the sale price of any investment will recoup or exceed the amount of MeriStar's investment.


COMPETITION FOR EXPANSION OPPORTUNITIES

  MeriStar will compete for the acquisition of hotels with entities that have substantially greater financial resources than MeriStar. MeriStar believes that, as a result of the downturn experienced by the lodging industry from the late 1980s through the early 1990s and the significant number of foreclosures and bankruptcies created thereby, the prices for many hotels have for several years been at historically low levels and often well below the cost to build new hotels. The economic recovery in the lodging industry and the resulting increase in funds available for hotel acquisitions may cause additional investors to enter the hotel acquisition market, which may in turn cause hotel acquisition costs to increase and the number of attractive hotel acquisition opportunities to decrease.


CONSENT OF GROUND LESSOR REQUIRED FOR SALE AND RENOVATION OF CERTAIN HOTELS

  Certain of MeriStar's hotels will be subject to ground leases, space leases and a bay bottom lease for certain offshore property. In addition, MeriStar may acquire hotels in the future that are subject to ground leases. Any proposed sale of such hotels by MeriStar or any proposed assignment of MeriStar's leasehold interest in the ground leases, space leases and bay bottom lease, as well as subletting, may require the consent of the respective third-party lessors. Upon consummation of the Merger, there can be no assurance that MeriStar will be able to obtain such requisite consents. As a result, MeriStar may not be able to sell, assign, transfer or convey its interest in any such property in the future absent the consent of such third parties, even if such transaction may be in the best interests of the stockholders of MeriStar.

  Under certain of their existing ground leases and mortgages, the Company and CapStar will be required to obtain the consent of third parties to consummate the Transactions. Although the Company and CapStar expect to obtain such consents, there can be no assurance that they will be obtained.


REIT TAX RISKS

 DEPENDENCE ON QUALIFICATION AS A REIT

  The Company has and MeriStar intends to operate in a manner designed to permit it to qualify as a REIT for federal income tax purposes. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations.
The determination of various factual matters and circumstances not entirely within MeriStar's control may affect its ability to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, such as MeriStar. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. the Company and CapStar will receive an opinion of Battle Fowler LLP, counsel to the Company and MeriStar, to the effect that, based on various assumptions relating to the operation of the Company and CapStar and representations made by the Company and CapStar as to certain factual matters, commencing with the taxable year ending December 31, 1998, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code and the proposed method of operation of MeriStar, including, without limitation, the consummation of the Transactions, will enable MeriStar to continue to meet the requirements for qualification and taxation as a REIT under the Code. Such legal opinion is not binding on the Internal Revenue Service (the "IRS").

  If MeriStar and OpCo were treated as stapled entities under Section 269B(a)(3) of the Code or if the separate corporate existence of OpCo were disregarded or OpCo were treated as an agent of MeriStar for federal income tax purposes, MeriStar would not qualify as a REIT under the Code. The Company and CapStar will receive an opinion of counsel to the effect that MeriStar and OpCo will not be treated as stapled entities under Section 269B(a)(3) of the Code and that, based upon the intended operations of each entity and certain other factors and upon representations made by certain persons who will be members of management of MeriStar and OpCo, the separate corporate identities of MeriStar and OpCo will be respected and OpCo will not be treated as an agent of MeriStar for federal income tax purposes.

  If MeriStar fails to qualify as a REIT in any taxable year, MeriStar will not be allowed a deduction for distributions to its stockholders in computing its taxable income and will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, MeriStar would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification would reduce the funds of MeriStar available for investment or distribution to stockholders because of the additional tax liability of MeriStar for the year or years involved.

  If MeriStar were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Code and, to the extent that distributions to stockholders would have been made in anticipation of MeriStar's qualifying as a REIT, MeriStar might be required to borrow funds or to liquidate certain of its assets to pay the applicable corporate income tax. Although MeriStar currently operates in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the MeriStar Board to decide to revoke the REIT election.


 ADVERSE EFFECTS OF REIT MINIMUM DISTRIBUTION REQUIREMENTS

  To obtain the favorable tax treatment accorded to REITs under the Code, MeriStar generally will be required each year to distribute to its stockholders at least 95% of its REIT taxable income. MeriStar will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for the calendar year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of its undistributed income from prior years. The requirement to distribute a substantial portion of MeriStar's net taxable income could cause MeriStar to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require MeriStar to borrow funds or to sell assets to fund the costs of such items.

  MeriStar intends to make distributions to its stockholders to comply with the distribution provisions of the Code and generally to avoid federal income taxes and the nondeductible 4% excise tax. MeriStar's income will consist primarily of its share of the income of MeriStar OP, and MeriStar's cash flow will consist primarily of its share of distributions from MeriStar OP. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of MeriStar or MeriStar OP) and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require MeriStar to borrow funds directly or through MeriStar OP on a short- or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT and avoid federal income taxes and the 4% nondeductible excise tax. In such circumstances, MeriStar might need to borrow funds directly in order to avoid adverse tax consequences even if management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations.

  Distributions by MeriStar OP will be determined by its sole general partner, a wholly owned subsidiary of MeriStar, and are dependent on a number of factors, including the amount of cash available for distribution, MeriStar OP's financial condition, any decision by the MeriStar Board to reinvest funds rather than to distribute such funds, MeriStar OP's capital expenditure requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the MeriStar Board deems relevant. Accordingly, although MeriStar intends to continue to satisfy the annual distribution requirement so as to avoid corporate income taxation on the earnings that it distributes, there can be no assurance that it will be able to do so.


 CONSEQUENCES OF FAILURE TO QUALIFY AS PARTNERSHIPS

  The Company and CapStar will receive an opinion of Battle Fowler LLP, counsel to the Company and MeriStar, stating that, based upon the provisions of the form of partnership agreement of the MeriStar OP and on certain factual assumptions and representations, including the assumption that the MeriStar OP partnership agreement will contain provisions to ensure that in the event that the MeriStar OP is a publicly traded partnership it will be eligible for treatment as a partnership for federal income tax purposes the Operating Partnership and its subsidiary partnerships have been and continue to be, and giving effect to the Transactions, the MeriStar OP and each of its subsidiary partnerships will be treated as partnerships, and not as corporations, for federal income tax purposes. Such opinion is not binding on the IRS. If the IRS were successfully to determine that any such partnership is properly treated as a corporation, MeriStar would cease to qualify as a REIT for federal income tax purposes. The imposition of a corporate tax on MeriStar OP or any of the subsidiary partnerships, with a concomitant loss of REIT status of MeriStar, would substantially reduce the amount of cash available for distribution.

 POSSIBLE FEDERAL TAX DEVELOPMENTS

  If the Merger is consummated after December 31, 1998, certain proposed legislation applicable to REITs would require CapStar to recognize taxable gain equal to the excess of the fair market value of its assets transferred to MeriStar in the Merger over its tax basis in such assets as of the date preceding the date of such transfer.


RISK OF IRS RECHARACTERIZATION OF THE SPIN-OFF AND THE RIGHTS OFFERING

  It is possible that the IRS could successfully assert that the distributions of the OpCo Common Stock in the Spin-Off and the distribution of rights in the rights offering to holders of CapStar Common Stock should be treated as distributions of property subject to the rules governing dividend distributions, rather than as boot received by such stockholders in the Merger. In such event, an amount equal to the fair market value of the OpCo Common Stock and the rights on the date of distribution would be treated as a dividend to holders of CapStar Common Stock to the extent of the current and accumulated earnings and profits of CapStar on such date, including earnings and profits resulting from such distributions. Any amount in excess of the earnings and profits of CapStar would be treated first as a tax-free return of capital, reducing the stockholder's tax basis in its CapStar Common Stock, and any amount in excess of tax basis would be taxable as a capital gain from the sale or exchange of such stockholder's shares of CapStar Common Stock. Such gain would be capital gain if such stockholder's shares of CapStar Common Stock were held as a capital asset on the date of distribution.


PAPER-CLIP STRUCTURE RISKS

  Pursuant to the Intercompany Agreement, MeriStar and OpCo will provide each other with reciprocal rights to participate in certain transactions entered into by such parties. In particular, subject to certain exceptions, OpCo will have a right of first refusal to become the lessee of any real property acquired by MeriStar if MeriStar determines that, consistent with MeriStar's status as a real estate investment trust, MeriStar is required to enter into such a lease arrangement; provided that OpCo or an entity that OpCo controls is, as determined by MeriStar in its sole discretion, qualified to be the lessee. This is known as the "paper-clip" REIT structure. However, because of the independent trading of MeriStar and OpCo, stockholders in each company may develop divergent interests which could lead to conflicts of interest. This divergence of interests could also reduce the anticipated benefits of the "paper-clip" REIT structure.


DEPENDENCE ON KEY PERSONNEL

  Upon consummation of the Merger, MeriStar and OpCo will place substantial reliance on the lodging industry knowledge and experience and the continued services of both the Company and CapStar senior management, led by Messrs. Whetsell and Jorns. MeriStar's future success and its ability to manage future growth depend in large part upon the efforts of these persons and on MeriStar's ability to attract and retain other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that MeriStar will be successful in attracting and retaining such personnel. MeriStar's inability to attract and retain other highly qualified personnel may adversely affect the results of operations and financial condition. MeriStar and OpCo will have employment agreements with Messrs. Whetsell and Jorns for initial terms of five years with automatic renewals on a year-to-year basis thereafter, unless terminated in accordance with their terms.


POSSIBLE ADVERSE EFFECTS ON MARKET PRICE OF MERISTAR COMMON STOCK
ARISING FROM SHARES AVAILABLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, that any future sales of shares, or the availability of shares for future sale, will have on the market prices for MeriStar Common Stock following the Merger. Sales of substantial amounts of MeriStar Common Stock (including MeriStar Common Stock issued in connection with outstanding stock options or the exchange or sale of units of limited partner interest ("MeriStar OP Units") in the MeriStar OP) or the perception that such sales could occur could adversely affect the prevailing market price for MeriStar Common

Stock. With the exception of the MeriStar Common Stock issued to affiliates of MeriStar and CapStar in connection with the Merger, all of the MeriStar Common Stock to be issued to holders of Common Stock or CapStar Common Stock in connection with the Merger will be freely transferable, except as otherwise restricted by the Company's Charter.

ADVERSE EFFECT OF INCREASE IN MARKET INTEREST RATES ON PRICES FOR MERISTAR COMMON STOCK

  One of the factors that may influence the prices for the MeriStar Common Stock in public trading markets will be the annual yield from distributions by MeriStar on the MeriStar Common Stock as compared to yields on certain financial instruments. An increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market prices for the MeriStar Common Stock.


ABSENCE OF A PUBLIC MARKET FOR OPCO COMMON STOCK

  There is currently no public market for OpCo Common Stock. Application has been made to list the OpCo Common Stock on the NYSE. There can be no assurance as to the prices at which trading in OpCo Common Stock will occur after the Spin-Off or that an active trading market in the OpCo Common Stock will develop or be sustained in the future. In the event no active trading market develops for the OpCo Common Stock, holders of shares of OpCo Common Stock may not be able to sell their shares promptly at a reasonable price. Accordingly, holders of OpCo Common Stock should consider the OpCo Common Stock a long-term investment.

  The prices at which the OpCo Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, MeriStar's and OpCo's performance and prospects, the depth and liquidity of the market for the OpCo Common Stock, investor perception of MeriStar, OpCo and of the hotel industry in which MeriStar and OpCo operate, economic conditions in general, OpCo's dividend policy, and general financial and other market conditions. Such volatility and other factors may materially adversely affect the market price of the OpCo Common Stock.


POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE MERISTAR CHARTER AND MERISTAR BYLAWS

  Certain provisions of Maryland law and of the MeriStar Charter and the MeriStar Bylaws may have the effect of discouraging a third party from making an acquisition proposal for MeriStar and could delay, defer or prevent a change in control of MeriStar or other transaction under circumstances that could give the holders of MeriStar Common Stock the opportunity to realize a premium over the then-prevailing market prices of the MeriStar Common Stock. Such provisions include the following:


 OWNERSHIP LIMITATION

  In order for MeriStar to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of stock of MeriStar may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of MeriStar's taxable year. Furthermore, if any stockholder of MeriStar owns, actually or constructively, 10% or more of OpCo, OpCo could become a related party tenant of MeriStar, which would result in loss of REIT status for MeriStar. The MeriStar Charter prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of any class of MeriStar's outstanding stock by any person (the "Ownership Limitation"), subject to an exception that permits mutual funds and certain other entities to own as much as 15% of any class of MeriStar's stock in appropriate circumstances (the "Look-Through Ownership Limitation"). Generally, the stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. In addition, the MeriStar Charter prohibits a stockholder of MeriStar from owning MeriStar Common Stock if such ownership would cause MeriStar to own, actually or constructively, 10% or more of the ownership interests in a tenant of MeriStar's, the MeriStar OP's or a subsidiary partnership's real property. The Ownership Limitation could have the effect of delaying, deferring or preventing a change in control of MeriStar or other transaction in which holders of some or a majority of the MeriStar Common Stock might receive a premium for their MeriStar Common Stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests.

 STAGGERED BOARD

  The MeriStar Board will be divided into three classes of directors. The initial term of the first class expired in 1997 and the current term of such class expires in 2000, and the initial terms of the second and third classes will expire in 1998, and 1999, respectively. Directors of each class will be elected for three-year terms upon the expiration of the current class terms, and, beginning in 1999 and each year thereafter, one class of directors will be elected by the stockholders. A director may be removed, with or without cause, by the affirmative vote of 75% of the votes entitled to be cast for the election of directors, which super-majority vote may have the effect of delaying, deferring or preventing a change in control of MeriStar or other transaction even though a change in control might be in the best interests of the stockholders of MeriStar.


 MARYLAND BUSINESS COMBINATION STATUTE

  Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation such as MeriStar and any person who owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the holders of shares of MeriStar Common Stock receive a minimum price (as defined in the MGCL) for their stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.


 MARYLAND CONTROL SHARE ACQUISITION STATUTE

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  The MeriStar bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of shares of stock of MeriStar. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the MeriStar Bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire MeriStar and of increasing the difficulty of consummating any such offer.


ISSUANCE OF ADDITIONAL SHARES

  Upon stockholder approval of the amendment and restatement of the Company's Charter (which upon approval will become the MeriStar Charter), the MeriStar Charter will authorize the MeriStar Board, without a vote of the stockholders, to (i) amend the MeriStar Charter to increase or decrease the aggregate number of shares of any class that MeriStar has the authority to issue; provided that House Bill 360, or a similar bill, is ratified, (ii) cause MeriStar to issue additional authorized but unissued shares of MeriStar Common Stock or MeriStar preferred stock (the "MeriStar Preferred Stock"), and (iii) classify any unissued shares of MeriStar Preferred Stock and to set the preferences, rights and other terms of such classified or unclassified shares. Although there is no such intention at the present time, the MeriStar Board could establish a series of MeriStar Preferred Stock that could, depending on the terms of such series, adversely affect the voting power of the holders of MeriStar Common Stock and could delay, defer or prevent a change in control of MeriStar or other transaction that might involve a premium price for the MeriStar Common Stock or otherwise be in the best interest of the stockholders. The MeriStar Charter and MeriStar Bylaws will also contain other provisions that may have the effect of delaying, deferring or preventing a change in control of MeriStar or other transaction that might involve a premium price for the MeriStar Common Stock or otherwise be in the best interest of the stockholders.

ABILITY OF MERISTAR BOARD TO CHANGE POLICIES

  The major policies of MeriStar, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, will be determined by the MeriStar Board. The MeriStar Board may amend or revise these and other policies at any time and from time to time at its discretion without a vote of the stockholders of MeriStar.



RESTRICTIONS RELATING TO ALTERNATIVE TRANSACTIONS

  Subject to certain limited exceptions, the Company and CapStar have agreed under the Merger Agreement that each will not, nor permit their respective subsidiaries, officers, directors, agents or representatives, to (i) solicit, initiate or encourage the submission of any proposal, other than by the other party, for a merger, consolidation, share exchange, business combination or other similar transaction or any proposal or offer, other than by the other party, to acquire, directly or indirectly, more than a 10% equity interest in any voting securities of, or 10% or more of the consolidated assets of, CapStar or the Company, as the case may be, (ii) enter into any agreement with respect to such transactions, or (iii) participate in any discussions or negotiations, or provide any information, regarding such transactions, or take any other action to facilitate such transactions. Notwithstanding the foregoing, upon appropriate board of director action, the board of directors of CapStar and the Company, to the extent required by Delaware law or Maryland law, as the case may be, may in response to certain unsolicited requests for such a transaction, participate in discussions or negotiations with any person or entity that makes a proposal regarding such a transaction. In addition, if either the Company or CapStar enters into an acquisition agreement with a third party, under certain circumstances such contracting party shall be required to pay to the other party a break-up fee in the amount of $35.0 million plus an expense reimbursement equal to the lesser of (i) $3.0 million and (ii) such party's actual out-of-pocket expenses. The non-solicitation covenant, together with the requirement to pay break-up fees and break-up expenses, could have the effect of deterring other potential acquirors from making competing offers for CapStar or the Company, including certain offers that may be more favorable to the stockholders of CapStar or the Company.


DIFFERENCES IN STOCKHOLDER RIGHTS OF MERISTAR AND CAPSTAR STOCKHOLDERS

  As a result of the Merger, CapStar stockholders will no longer own shares of CapStar and will become stockholders of MeriStar. While CapStar is a Delaware corporation, MeriStar will be a Maryland corporation, and the different laws governing the two corporations, together with differences in the provisions of the respective corporate charters and bylaws of MeriStar and CapStar, result in differences in the rights of stockholders of the two corporations. As a result of these differences, the rights of MeriStar stockholders may in some cases be considered less favorable than the rights of CapStar stockholders.

RISKS FACTORS UPDATING THE BASE PROSPECTUS

RISKS ASSOCIATED WITH THE COMPANY'S ACQUISITION OF A SUBSTANTIAL NUMBER OF ADDITIONAL HOTELS

  As part of its ongoing business, the Company continuously seeks opportunities to acquire additional hotel properties. Currently, the Company is experiencing a period of rapid growth. As of July 1, 1998, since the Company's IPO, the Company has spent approximately $863 million to purchase 40 additional hotels, increasing its guest room portfolio by more than 300%. The Company's ability to manage its growth effectively will require it to select companies to lease and manage newly acquired hotels. There can be no assurance that the Company, the Lessee, AGHI or other hotel management companies and/or operators will be able to manage the Company's newly acquired or subsequently acquired hotels effectively.

DEPENDENCE ON LESSEES AND PAYMENTS UNDER THE PARTICIPATING LEASES

  The Company's revenues and its ability to make distributions to its stockholders depends solely upon the ability of the Lessees to make rent payments under the Participating Leases. Any failure or delay by any Lessee in making such rent payments would adversely affect the Company's ability to make distributions to its stockholders. Such failure or delay by the Lessees may be caused by reductions in revenue from the Company hotels they lease or in the net operating income of the Lessees or otherwise. AGH Leasing experienced net losses for the year ended December 31, 1996 and 1997 of $721,039 and $1,450,855, respectively. AGH Leasing generated positive net cash flow from operations during the same periods, and recognized taxable income of $70,090 for its 1996 taxable year and $50,000 for its 1997 taxable year. However, there can be no assurance that AGH Leasing will not experience net losses in the future or that it will be able to fund its lease obligations to the Company. In addition, in connection with the lease of one of the Company's hotels, AGH Leasing has received cash flow guarantee payments in 1996 and 1997 of approximately $730,000 and $1,370,000 respectively; however, pursuant to the terms of such guarantee agreements such payments have ceased. AGH Leasing is a recently organized limited purpose entity; accordingly, it has limited net assets and net worth at March 31, 1998 of approximately $1,357,136. The partners of AGH Leasing, L.P. have pledged 275,000 OP Units to the Company which, as of July 7, 1998, have a value of approximately $6.3 million, to secure AGH Leasing's obligations under the Participating Leases (the "AGH Lessee Pledge"). The Prime Lessee is a newly formed entity and, pursuant to the Participating Leases with the Company, is required to maintain a minimum net worth of $3.4 million through the end of 1998, and thereafter an amount equal to 17.5% of the prior year's rent under the Participating Leases in the form of cash, marketable securities and/or letter(s) of credit or any combination thereof. Although failure on the part of either AGH Leasing or the Prime Lessee to materially comply with the terms of a Participating Lease (including failure to pay rent when due) gives the Company the non-exclusive right to terminate such lease, repossess the applicable hotel and enforce the payment obligations under such lease and, in the case of AGH Leasing, in order to enforce the payment obligations under the AGH Lessee Pledge, the Company would then be required to find another lessee to lease such hotel because the Company cannot operate hotels directly due to certain federal income tax restrictions. In addition, it is possible that, except for the AGH Lessee Pledge, the Company will be unable to enforce the payment obligations under the leases following any such termination. There can be no assurance that the Company would be able to find another lessee or that, if another lessee were found, the Company would be able to enter into a new lease on favorable terms.

RISKS OF LEVERAGE; NO LIMITS ON INDEBTEDNESS

  Neither the Company's Bylaws nor its charter (the "Charter") limits the amount of indebtedness the Company may incur. As a result of incurring debt, the Company is subject to risks normally associated with debt financing, including the risks (i) that revenues from the Participating Leases will be insufficient to meet required payments of principal and interest and (ii) that existing debt may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing debt. As of July 7, 1998, the Company had total outstanding indebtedness of approximately $506.2 million. Although the Company anticipates that it will be able to repay or refinance its existing indebtedness and any other indebtedness, there can be no assurance that it will be able to do so or that the terms of such refinancing will be favorable to the Company. If the Company is unable to refinance its indebtedness on acceptable terms, it might be forced to dispose of properties or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If the Company is unable to make required payments of principal and interest on indebtedness secured by certain of the Hotels, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value to the Company.

RISK OF RISING INTEREST RATES

  The Company's borrowings under its line of credit bear interest at a variable rate. Increases in interest rates could increase the Company's interest expense and adversely affect cash flow.

RISKS FACTOR RELATING TO YEAR 2000 ISSUE

  Many existing computer programs were designed and developed without considering the impact of the upcoming change in the century. The problem exists when a computer program uses only two digits to identify a year in the date field. Extensive problems can result to a company's business, requiring substantial resources to remedy. The Company believes that the "Year 2000" problem is material to the Company's business and operations. Although the Company is addressing the problem with respect to its business operations, there can be no assurance that the "Year 2000" problem will be properly or timely resolved, which could have a material adverse effect on the Company's results of operations and, in turn, cash available for distribution.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTION POLICY

     The Common Stock began trading on the NYSE on July 26, 1996 under the symbol "AGT." On July 10, 1998, the last reported sale price per share of Common Stock on the NYSE was $23 1/8 and there were 104 holders of record of Common Stock. The following table sets forth the quarterly high and low closing sale prices per share of Common Stock reported on the NYSE and the cash distributions declared per share by the Company with respect to each such period.



                                                                                                       CASH
                                                                              PRICE RANGE          DISTRIBUTIONS
                                                                              -----------
                                                                                                       DECLARED
                                                                           HIGH         LOW           PER SHARE
                                                                           ----         ---           ---------
1996
   Third Quarter from July 26, 1996 .................................      $19          $17 1/2       $0.2476(1)
   Fourth Quarter ...................................................      23 3/4        18 7/8        0.4075
1997
   First Quarter ....................................................      28 3/8         23 1/8       0.4075
   Second Quarter....................................................      27 1/8         23           0.4075
   Third Quarter ....................................................      29 1/4         24 1/4       0.4275
   Fourth Quarter ...................................................      29 7/8         24 5/8       0.4275
1998
   First Quarter ....................................................      28 1/2         26 1/2       0.4275
   Second Quarter ...................................................      27 3/4         20 9/16      0.4275(2)
   Third Quarter (through July 10, 1998) .............................     23 1/2         21 5/16        (3)

--------------------

(1) Represents a pro rata distribution of the Company's initial quarterly distribution of $0.4075 per share of Common Stock, based on a partial calendar quarter beginning on July 31, 1996 (the closing date of the IPO) through September 30, 1996.

(2) On June 17, 1998, the Company declared a distribution of $0.4275 per share of Common Stock relating to the second quarter of 1998 that will be paid on July 30, 1998 to the Company's stockholders of record as of June 30, 1998.

(3)  Not yet declared.

     Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the Company's financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. There can be no assurance that any such distributions will be made by the Company.

     Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable reduction of the stockholder's basis in its shares of Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the stockholder's basis in its shares of Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares. The Company estimates that, for federal income tax purposes, approximately 6.1% of the $1.67 per share distribution paid for 1997 represented a return of capital to its stockholders. No assurances can be given regarding what portion of future distributions will constitute return of capital for federal income tax purposes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     This discussion supplements the discussion set forth in the accompanying Prospectus under the heading "Federal Income Tax Considerations." In the opinion of Battle Fowler LLP, which is based on certain representations from the Company, the Company qualified as a REIT under the Internal Revenue Code of 1986, as amended, for its taxable years ended December 31, 1996 and 1997 and the Company's current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 1998 and in future years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. It must be emphasized that Battle Fowler LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and the future conduct of its business. Such factual assumptions and representations are set out in the federal income tax opinion delivered by Battle Fowler LLP in connection with the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. Battle Fowler LLP will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see " Tax Risks -- Failure to Qualify as a REIT" in the accompanying Prospectus.

                                    EXPERTS

     The (a) Consolidated Financial Statements and financial statement schedule of AGH as of December 31, 1997 and 1996, and for the year ended December 31, 1997 and for the period from July 31, 1996 through December 31, 1996, and (b) the Financial Statements of AGH Leasing as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from July 31, 1996 through December 31, 1996, included in the AGH Form 10-K (and the 10-K/A); (a) the Financial Statements and financial statement schedule of the Chicago O'Hare Hotel as of and for the year ended December 31, 1996, (b) the Combined Financial Statements and financial statement schedule of the Potomac Acquisition Hotels as of and for the year ended December 31, 1996, (c) the Combined Financial Statements and financial statement schedule of the Prime Acquisition Hotels (as defined therein) as of December 1995, and 1996 and for each of the three years in the period ended December 31, 1996, and (d) the Combined Financial Statements and financial statement schedule of the FSA Acquisition Hotels (as defined therein) as of December 31, 1996 and September 30, 1997 and for the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997, included in the AGH Report on Form 8-K dated January 8, 1998; and the Combined and Combining Financial Statements and financial statement schedule of the Prime Acquisition Hotels as of December 31, 1996, and 1997 and for each of the three years in the period ended December 31, 1997, included on the AGH Report on Form 8-K, dated April 6, 1998 and filed on April 7, 1998 (and the 8-K/A filed on May 22, 1998, June 5, 1998 and June 19, 1998), and the financial statements of (a) AGH Leasing, L.P. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from July 31, 1996 through December 31, 1996, and (b) American General Hospitality, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included on the CapStar report on Form 8-K, dated and filed on April 7, 1998 (and the 8-K/A filed on May 22, 1998 and June 5, 1998), incorporated by reference in the Registration Statement, of which the Prospectus forms a part, have been audited by PricewaterhouseCoopers LLP, independent accounts, as set forth in their reports thereon. Each of the above referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as expert in accounting and auditing.

     The consolidated financial statements and supplementary schedule of CapStar Hotel Company and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in CapStar's Annual Report on Form 10-K (and the Form 10-K/A filed on May 22, 1998) and incorporated by reference herein, and the combined financial statements of the management and leasing business of CapStar and its subsidiaries (OpCo) as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in CapStar's Current Report on Form 8-K dated April 7, 1998 (and the related Form 8-K/A, dated May 22, 1998) and incorporated by reference herein, and certain financial statements included in CapStar's Current Reports on Form 8-K, dated August 1, 1997, September 5, 1997, September 9, 1997 and March 2, 1998 (and the related Form 8-K/A filed on May 6, 1998), have been incorporated by reference in reliance on the reports of KPMG Peat Marwick LLP, independent accountants, and on the authority of said firm as experts in accounting and auditing. The financial statements of certain hotel entities incorporated by reference herein and filed in CapStar's Current Reports on Forms 8-K dated August 18, 1997, September 5, 1997, September 18, 1997, September 22, 1997 and January 6, 1998, have been incorporated by reference in reliance on reports of Pannel Kerr Forster PC, Pinsker, Goldberg, Ivanicki & Apuzzo, Wertheim & Company, King Griffin & Adamson P.C., Mann Frankfort Stein & Lipp, P.C. and PricewaterhouseCoopers LLP, independent accountants, and on the authority of said firms as experts in accounting and auditing.



                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     In addition to the documents incorporated by reference in the accompanying Prospectus, the following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

     1.The Company's Annual Report on Form 10-K and 10-K/A for the year ended December 31, 1997, filed with the Commission pursuant to the Exchange Act; and

     2.The Company's Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended March 31, 1998, filed with the Commission pursuant to the Exchange Act;

     3.The Company's Current Reports on Form 8-K, dated January 8, 1998 and filed on January 23, 1998; dated February 12, 1998 and filed on February 13, 1998; dated February 13, 1998 and filed on February 27, 1998; dated February 18, 1998 and filed February 19, 1998; dated February 24, 1998 and filed on February 25, 1998; dated March 15, 1998 and filed on March 1 7, 1998; dated April 6, 1998 and filed on April 7, 1998 (and the related Current Reports on Form 8-K/A, filed on May 22, 1998, May 28, 1998, June 5, 1998 and June 19,

     1998); dated April 22, 1998 and filed on April 27, 1998; and dated and filed on June 5, 1998, filed with the Commission pursuant to the Exchange Act.

     4.Definitive proxy statement dated June 22, 1998.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus Supplement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein (or in the accompanying Prospectus) or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or the accompanying Prospectus.

                                  PROSPECTUS
                       ---------------------------------

                               2,172,370 Shares

                   AMERICAN GENERAL HOSPITALITY CORPORATION
                                 COMMON STOCK

  American General Hospitality Corporation (collectively with its subsidiaries, the "Company") is a self-administered real estate investment trust (a "REIT"), organized as a corporation under the laws of Maryland, which owns hotels, diversified by franchisor or brand affiliation, in several states (the "Hotels"). The Company's Common Stock, $0.01 par value per share, (the "Common Stock") is listed on the New York Stock Exchange, Inc. under the symbol "AGT."

  Of the 2,172,370 shares of Common Stock offered hereby (i) 1,896,996 shares of restricted Common Stock (the "Exchanged Shares") are being registered on account of the holders ("Unitholders") of 1,896,996 units of limited partnership interest ("OP Units") in American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), which shares have been, or may be acquired by such Unitholders upon exchange of their OP Units for such shares of Common Stock; and (ii) 275,374 shares of restricted Common Stock (the "Restricted Stock") are being registered for the account of certain stockholders (the "Restricted Stockholders," and, together with the Unitholders, the "Registering Stockholders"). 1,896,996 OP Units and 137,008 shares of Restricted Stock were issued, in connection with the initial public offering of the Company (the "IPO) on July 31, 1996, in exchange for the acquisition by the Company of equity interests in certain of the 13 initial hotels (the "Initial Hotels"). 25,397 shares of the Restricted Stock were issued in connection with the acquisition by the Company of the Wyndham(R) Royal Safari Lake Buena Vista in Lake Buena Vista, Florida and 112,969 shares of the Restricted Stock were issued pursuant to an alliance agreement between the Company and WHC Franchise Corporation, an affiliate of Wyndham Hotel Corporation. See "Registering Stockholders."

  Pursuant to the agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") and an Exchange Rights Agreement among the Company, the Operating Partnership and the Unitholders, a Unitholder may tender its OP Units to the Operating Partnership for cash; provided, however, that the Company may acquire any OP Units so tendered for an equivalent number of shares of Common Stock. As a result, the Company may from time to time issue up to 1,896,996 Exchanged Shares upon the acquisition of OP Units tendered to the Company for exchange. The Company has undertaken to register the Exchanged Shares and the Restricted Stock, all of which are, or will be, owned beneficially and of record by the Unitholders, the Restricted Stockholders or by pledgees, donees, transferees or other successors in interest thereto, under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a registration statement to be declared effective and to remain effective until the earlier of the distribution of the Exchanged Shares or the Restricted Stock, as the case may be, has been completed in accordance with the Plan of Distribution or the Exchanged Shares have become eligible for sale pursuant to Rule 144 under the Securities Act.

  To ensure that the Company maintains its qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), the Company's Charter limits the number of shares of Common Stock that may be owned by any single person or affiliated group to 9.8% of the number of outstanding shares of Common Stock and restricts the transferability of shares of Common Stock if the purported transfer would prevent the Company from qualifying as a REIT. See "Risk Factors --Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Charter and Bylaws" and "Description of Capital Stock -
- Restrictions on Transfer."

  Each of the Registering Stockholders, directly or through agents or dealers, may, from time to time, sell all or a portion of the Restricted Stock or Exchanged Shares on terms to be determined at the time of sale. To the extent required, the specific terms of a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Registering Stockholder reserves the right to accept and, together with its agents or dealers, to reject, in whole or in part, any proposed purchase of Restricted Stock or Exchanged Shares.

  The Company will not receive any proceeds from the sale of any Exchanged Shares nor from the sale of shares of Restricted Stock. The Company has agreed to bear certain expenses of registration of the Exchanged Shares and the Restricted Stock under federal and state securities laws.

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                        PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is November 20, 1997.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission pursuant to the Exchange Act;

  2. The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997, June 30, 1997 and September 30, 1997, filed with the Commission pursuant to the Exchange Act;

  3. The Company's Current Reports on Form 8-K, as amended, dated March 17, 1997, June 25, 1997, September 9, 1997 and November 7, 1997 and filed with the Commission pursuant to the Exchange Act and the Company's Current Reports on Form 8-K/A dated January 3, 1997, and August 4, 1997, filed with the Commission pursuant to the Exchange Act; and

  4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on July 6, 1996 pursuant to the Exchange Act, including all amendments and reports updating such description.

  All other documents filed with the Commission by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents. Written requests should be mailed to Kenneth E. Barr, Secretary, American General Hospitality Corporation, 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038. Telephone requests may be directed to (972) 550-6800.

            CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors," among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

                              PROSPECTUS SUMMARY


The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Unless the context requires otherwise, the term "Company," as used herein, includes American General Hospitality Corporation and its two wholly owned subsidiaries, AGH GP, Inc. ("AGH GP") and AGH LP, Inc. ("AGH LP"), and American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The term "Operating Partnership," unless the context requires otherwise, includes subsidiaries of the Operating Partnership.

                                  THE COMPANY

  The Company is a self-administered real estate investment trust (a "REIT") that owns a portfolio of primarily full- service hotels located in major metropolitan markets. As of November 1, 1997, the Company owned a geographically diverse portfolio of 26 hotel properties, located in sixteen states and containing an aggregate of approximately 6,750 guest rooms (the "Hotels"). Substantially all of the Hotels are operated under licensing or franchising agreements with national hotel brands, including Crowne Plaza(R), Hilton(R), Wyndham(R), Marriott(R), Holiday Inn Select(R), Radisson(R), Westin(R), DoubleTree Guest Suites(R), Holiday Inn(R) and Hampton Inn(R). Management believes that the full-service segment of the hotel market continues to offer numerous opportunities to acquire hotels at attractive multiples of cash flow, and at discounts to replacement value, including underperforming hotels that may benefit from the Company's repositioning strategies.

  The Company expects to continue to expand and enhance the value of its hotel portfolio by continuing to (i) make opportunistic acquisitions of full-service hotels and (ii) strategically reposition selected hotels through product upgrades and brand conversions. The Company will continue to pursue the acquisition of full-service hotels, primarily in the moderate and lower upscale segments at prices which management believes are below replacement cost, and that have attractive yields on investment that the Company believes can be improved over time. The Company believes that its continued use of a flexible lessee/manager structure, coupled with the continued expansion of its brand and franchise relationships, will result in additional acquisition opportunities for the Company.

  In order to qualify as a REIT, the Company may not operate hotels. As a result, the Company has leased the Hotels to AGH Leasing, L.P. ("AGH Leasing") and its subsidiary, Twin Towers Leasing, L.P. ("Twin Towers," and together with AGH Leasing, the "Lessee") pursuant to separate participating leases (the "Participating Leases"). The Participating Leases are designed to allow the Company to achieve substantial participation in any future growth of revenues generated at the Hotels. The Lessee, in turn, has entered into separate management agreements with American General Hospitality, Inc. ("AGHI") and Wyndham Hotel Corporation ("Wyndham") to manage the Hotels (the "Management Agreements"). The Lessee and AGHI are owned, in part, by certain executive officers of the Company.

  The Company's executive offices are located at 5605 MacArthur Boulevard, Suite 1200, Irving, Texas 75038, and its telephone number is (972) 550-6800.

RISK FACTORS

  Prospective investors should carefully consider the matters discussed under "Risk Factors" before making an investment decision regarding the Common Stock offered hereby.

TAX STATUS OF THE COMPANY

  The Company has elected to be taxed as a REIT under Section 856 through 860 of the Code, commencing with its taxable year ended December 31, 1996. As a REIT, the Company generally will not be subject to federal income tax on net income that it distributes to its shareholders as long as it distributes at least 95% of its taxable income each year and complies with a number of other organizational and operational requirements. Failure to qualify as a REIT will render the Company subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to the shareholders in any such year will not be deductible by the Company. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Charter imposes certain restrictions on the transfer of shares of Common Stock. The Company has adopted the calendar year as its taxable year.

SECURITIES TO BE OFFERED

  This Prospectus relates to (i) the possible offer and sale of up to 1,896,996 Exchanged Shares, if and to the extent that Unitholders of up to 1,896,996 OP Units receive such shares of Common Stock in exchange for such OP Units; and
(ii) the possible offer and sale of up to 275,374 shares of Restricted Stock by certain Restricted Stockholders. The 1,896,996 OP Units and 137,008 shares of Restricted Stock were issued, in connection with the IPO, in exchange for the acquisition by the Company of equity interests in the Initial Hotels. 25,397 of the shares of Restricted Stock were issued in connection with the acquisition by the Company of the Wyndham Royal Safari in Lake Buena Vista, Florida and 112,969 shares of the Restricted Stock were issued pursuant to an alliance agreement between the Company and WHC Franchise Corporation, an affiliate of Wyndham Hotel Corporation.

  Pursuant to the Operating Partnership Agreement and the Exchange Rights Agreement, a Unitholder may tender its OP Units to the Operating Partnership for cash; provided, however, that the Company may acquire any OP Units so tendered for an equivalent number of shares of Common Stock. As a result, the Company may from time to time issue up to 1,896,996 Exchange Shares upon the acquisition of OP Units tendered to the Operating Partnership for exchange. Accordingly, the Company is registering the Exchanged Shares to provide Unitholders with freely tradeable securities upon exchange.

  The Company will not receive any proceeds from the sale of any Exchanged Shares nor from the sale of shares of Restricted Stock offered hereby. The Company has agreed to bear certain expenses of registration of the Exchanged Shares and the Restricted Stock under federal and state securities laws.

                                 RISK FACTORS


An investment in the shares of Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and incorporated by reference herein before making an investment decision regarding the Common Shares offered hereby.

RISKS ASSOCIATED WITH THE COMPANY'S ACQUISITION OF A SUBSTANTIAL NUMBER OF ADDITIONAL HOTELS

  As part of its ongoing business, the Company continuously seeks opportunities to acquire additional hotel properties. Currently, the Company is experiencing a period of rapid growth. As of September 30, 1997, since the Company's IPO, the Company has spent approximately $325 million to purchase 13 additional hotels, increasing its guest room portfolio by more than 120%. The Company's ability to manage its growth effectively will require it to select companies to lease and manage newly acquired hotels. There can be no assurance that the Company, the Lessee, AGHI or other hotel management companies and/or operators will be able to manage the Company's newly acquired or subsequently acquired hotels effectively.

CONFLICTS OF INTEREST

General

  The four key executive officers of the Company, including Steven D. Jorns, the Chairman, Chief Executive Officer and President of the Company, also hold a variety of ownership and management interests in AGHI and the Lessee. Accordingly, there are inherent conflicts of interest in the ongoing lease, acquisition, disposition, operation and management of the Hotels. As a result, the interests of the Company's stockholders may not be reflected fully in all decisions made or actions taken or to be taken by the Company's management.

No Arm's-Length Bargaining

  The terms of the Participating Leases, the Management Agreements entered into between the Lessee and AGHI, certain agreements granting the Company a right of first refusal to acquire AGHI's interest in certain hotels and agreements related to the sublease of alcoholic beverage service areas in certain of the Hotels to corporations wholly owned by Mr. Jorns were not negotiated on an arm's-length basis. In the event revenues from the Hotels increase significantly over prior periods, and operating expenses with respect thereto are less than historical or projected operating expenses, the Lessee could benefit disproportionately. In the event incremental increases in expenses at the Hotels exceed incremental increases in revenues, conflicts of interest may arise between the Lessee and the Company. The Company does not own any interest in the Lessee. Because certain executive officers of the Company are also partners in the Lessee, there is an inherent conflict of interest with respect to the enforcement and termination of the Participating Leases. Because of these conflicts, management's decisions relating to the Company's enforcement of its rights under the Participating Leases may not solely reflect the interests of the Company's stockholders.

Conflicts Relating to Sale of Hotels Subject to Participating Leases

  The Company generally will be obligated under the Participating Leases to pay a lease termination fee to the Lessee if the Company elects to sell a Hotel and does not replace it with another hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to the Lessee's remaining leasehold interest under the Participating Lease to be terminated. Where applicable, the termination fee is equal to the fair market value of the Lessee's leasehold interest in the remaining term of the Participating Lease to be terminated. The payment of a termination fee to the Lessee, which is owned in part by three key executive officers of the Company, including Mr. Jorns, may result in decisions regarding the sale of a Hotel that do not reflect solely the interests of the Company's stockholders.

Conflicts Relating to Continued Management of Hotels

  AGHI, in which certain executive officers of the Company (including Mr. Jorns) own collectively an approximate 21% interest, manages hotels for third parties. There are no restrictions in either the Participating Leases or the Management Agreements that limit the Lessee's or AGHI's ability to lease or manage hotels which may compete with the Company's hotels. Accordingly, the Lessee's and AGHI's decisions relating to the operation of any of the Hotels that are in competition with other hotels leased or managed by either of them may not fully reflect the interests of the Company's stockholders.

DEPENDENCE ON LESSEE AND PAYMENTS UNDER THE PARTICIPATING LEASES

  The Company's ability to make distributions to its stockholders depends solely upon the ability of the Lessee to make rent payments under the Participating Leases. Any failure or delay by the Lessee in making such rent payments would adversely affect the Company's ability to make anticipated distributions to its stockholders. Such failure or delay by the Lessee may be caused by reductions in revenue from the Hotels or in the net operating income of the Lessee or otherwise. Although the Lessee experienced net losses for the period ended December 31, 1996 and for the six month period ended June 30, 1997 of $721,039 and $589,449, respectively, the Lessee generated approximately $5.2 million and $2.6 million of net cash flow from operations during the same periods, respectively. Accordingly, there can be no assurance that the Lessee will not experience net losses in the future. The Lessee is a recently organized limited purpose entity; accordingly, it has limited assets. The partners of AGH Leasing have pledged 275,000 OP Units to the Company to secure the Lessee's obligations under the Participating Leases (the "Lessee Pledge"). Although failure on the part of the Lessee to materially comply with the terms of a Participating Lease (including failure to pay rent when due) gives the Company the non-exclusive right to terminate such lease, repossess the applicable property and enforce the payment obligations under such lease and the Lessee Pledge, the Company would then be required to find another lessee to lease such hotel because the Company cannot operate hotels directly due to certain federal income tax restrictions. There can be no assurance that the Company would be able to find another lessee or that, if another lessee were found, the Company would be able to enter into a new lease on favorable terms.

LACK OF CONTROL OVER OPERATIONS OF THE HOTELS

  The Company is dependent on the ability of the Lessee, AGHI and other operators of hotels to operate and manage the Hotels. To maintain its status as a REIT, the Company will not be able to operate the Hotels or any subsequently acquired hotels. As a result, the Company will be unable to directly implement strategic business decisions with respect to the operation and marketing of its hotels, such as decisions with respect to the setting of room rates, food and beverage operations and certain similar matters.

HOTEL INDUSTRY RISKS

Operating Risks

  The Hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, some of which may have greater marketing and financial resources than the Company, the Lessee and AGHI may have; (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in recent years, and may not be offset in the future by increased room rates; (iii) dependence on business and commercial travelers and tourism, which business may experience seasonality and other fluctuations; (iv) increases in energy costs and other expenses of travel, which may deter travelers; and (v) adverse effects of general and local economic conditions. These factors could adversely affect the Lessee's ability to generate revenues and to make rent payments and therefore the Company's ability to make expected distributions to its stockholders.

Risks of Necessary Operating Costs and Capital Expenditures; Required Hotel Renovations

  Hotels in general, including the Hotels, require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixtures and equipment ("FF&E"). Under the terms of the Participating Leases, the Company is obligated to establish a reserve to pay the cost of certain capital expenditures at the Hotels and pay for periodic replacement or refurbishment of FF&E. The Company controls the use of funds in this reserve. However, if capital requirements exceed the amount of the reserve, there can be no assurance that sufficient sources of financing will be available to fund such requirements. The additional cost of such expenditures could have an adverse effect on cash available for distribution to the Company's stockholders. In addition, the Company may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels. In addition, the Company plans substantial renovations at the hotels it acquires. Such substantial renovations will likely disrupt the operations of those hotels due to hotel guest rooms and common areas being taken out of service for extended periods.

Competition for Investment Opportunities

  The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities generally may be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition generally may reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

Seasonality of Hotel Industry

  The hotel industry is seasonal in nature. Generally, hotel revenue for business hotels is greater in the second and third quarters of a calendar year, although this may not be true for hotels in major tourist destinations. Revenue for hotels in tourist areas generally is substantially greater during the tourist season than other times of the year. Seasonal variations in revenue at the Hotels may cause quarterly fluctuations in the Company's lease revenue.

Investment in Single Industry

  The Company's current strategy is to acquire interests only in hotels. As a result, the Company will be subject to risks inherent in investments in a single industry. The effects on cash available for distribution resulting from a downturn in the hotel industry may be more pronounced than if the Company had diversified its investments.

RISKS OF LEVERAGE; NO LIMITS ON INDEBTEDNESS

  Neither the Company's Bylaws nor its charter (the "Charter") limits the amount of indebtedness the Company may incur. As a result of incurring debt, the Company is subject to risks normally associated with debt financing, including the risks (i) that revenues from the Participating Leases will be insufficient to meet required payments of principal and interest and (ii) that interest rates may fluctuate. Although the Company anticipates that it will be able to repay or refinance its existing indebtedness and any other indebtedness, there can be no assurance that it will be able to do so or that the terms of such refinancing will be favorable to the Company.

COMPETITION FOR MANAGEMENT TIME

  The Company's four key executive officers are also employed by AGHI and are thus necessarily subject to competing demands on their time. See "-Conflicts of Interest."

REAL ESTATE INVESTMENT RISKS

General Risks

  The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's hotel investments and the Company's income and ability to make distributions to its stockholders is dependent upon the ability of the Lessee, AGHI and certain third party operators to operate the Hotels in a manner sufficient to maintain or increase revenues and to generate sufficient revenue in excess of operating expenses to make rent payments under the Participating Leases. Income from the Hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes, floods and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

Value and Illiquidity of Real Estate

  Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in the time period it desires or that the sale price of any investment will recoup or exceed the amount of the Company's investment.

Property Taxes and Casualty Insurance

  Each Hotel is subject to real and personal property taxes. Under the Participating Leases, the Company is required to pay real and personal property taxes. The real and personal property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Each Hotel is covered by casualty insurance, which, pursuant to the Participating Leases, must be paid by the Company, the rates for which may increase or decrease depending on claims experience.

The increase in property taxes or casualty insurance premiums could adversely affect the Company's ability to make expected distributions to its stockholders.

Environmental Matters

  The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to use the property, sell the property or borrow by using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials.

  Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of the Hotels, the Company or the Lessee may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at all of the Hotels by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any material environmental liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware.

Compliance with Americans with Disabilities Act

  Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to its hotels to comply with the ADA, the Company's ability to make expected distributions to its stockholders could be adversely affected.

Uninsured and Underinsured Losses

  Each Participating Lease requires that the Company maintain comprehensive insurance on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as those caused by earthquakes, hurricanes and floods, that may be uninsurable or not economically insurable. The Company's Board of Directors and management will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

Acquisition and Development Risks

  The Company intends to pursue acquisitions of additional hotels and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market and acquire hotels will prove inaccurate, as well as general investment risks associated with any new real estate investment. New project development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Company must distribute 95.0% of REIT taxable income in order to maintain its qualification as a REIT may limit the Company's ability to rely upon lease income from the Hotels or subsequently acquired hotels to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or cash available for distribution might be adversely affected.

TAX RISKS

Failure to Qualify as a REIT

  The Company operates in a manner designed to permit it to qualify as a REIT for federal income tax purposes. Qualification as a REIT involves the application of the provisions of the highly technical and complex Internal Revenue Code of 1986, as amended (the "Code") for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to continue to qualify as a REIT. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership, such as the Company. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company has received an opinion of Battle Fowler LLP, counsel to the Company ("Counsel"), to the effect that, based on various assumptions relating to the operation of the Company and representations made by the Company as to certain factual matters, the Company meets the requirements for qualification and taxation as a REIT. Such legal opinion is not binding on the Internal Revenue Service (the "IRS").

  If the Company fails to qualify as a REIT in any taxable year, the Company will not be allowed a deduction for distributions to its stockholders in computing its taxable income and will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the applicable corporate rate. In addition, unless it were entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This disqualification would reduce the funds of the Company available for investment or distribution to stockholders because of the additional tax liability of the Company for the year or years involved.

  If the Company were to fail to qualify as a REIT, it no longer would be subject to the distribution requirements of the Code and, to the extent that distributions to stockholders would have been made in anticipation of the Company's qualifying as a REIT, the Company might be required to borrow funds or to liquidate certain of its assets to pay the applicable corporate income tax. Although the Company currently operates in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Directors to decide to revoke the REIT election.

Adverse Effects of REIT Minimum Distribution Requirements

  To obtain the favorable tax treatment accorded to REITs under the Code, the Company generally will be required each year to distribute to its stockholders at least 95% of its REIT taxable income. The Company will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for the calendar year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of its undistributed income from prior years.

  The Company has made, and intends to continue to make, distributions to its stockholders to comply with the distribution provisions of the Code and to avoid federal income taxes and the non-deductible 4% excise tax. The Company's income consists primarily of its share of the income of the Operating Partnership, and the Company's cash flow consists primarily of its share of distributions from the Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of non-deductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require the Company to borrow funds through the Operating Partnership on a short-term or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT. In such circumstances, the Company might need to borrow funds to avoid adverse tax consequences even if management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations.

  Distributions by the Operating Partnership are determined by its sole general partner, a wholly owned subsidiary of the Company, and are dependent on a number of factors, including the amount of cash available for distribution, the Operating Partnership's financial condition, any decision by the Company's Board of Directors to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditure requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. There can be no assurance that the Company will be able to continue to satisfy the annual distribution requirement so as to avoid corporate income taxation on the earnings that it distributes.

Consequences of Failure to Qualify as Partnerships

  The Operating Partnership has received an opinion of Counsel stating that, assuming that the Operating Partnership and each subsidiary partnership or limited liability company of the Operating Partnership (each, a "Subsidiary Partnership") is being operated in accordance with its respective organizational documents, the Operating Partnership and each of the Subsidiary Partnerships have been and will continue to be treated as partnerships, and not as corporations, for federal income tax purposes. Such opinion is not binding on the IRS. If the IRS were to challenge successfully the status of the Operating Partnership or any Subsidiary Partnership as a partnership for federal income tax purposes, the Operating Partnership or the affected Subsidiary Partnership would be taxable as a corporation. In such event, the Company would cease to qualify as a REIT for federal income tax purposes. The imposition of a corporate tax on the Operating Partnership or any of the Subsidiary Partnerships, with a resulting loss of REIT status of the Company, would reduce substantially the amount of cash available for distribution to the Company's stockholders.

RISKS OF OPERATING HOTELS UNDER FRANCHISE AGREEMENTS; APPROVAL FOR BRAND CONVERSIONS

  As of November 1, 1997, 25 of the Hotels are subject to franchise agreements with nationally recognized hotel companies. The continuation of such franchise agreements is subject to specified operating standards and other terms and conditions. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action or inaction on the part of any of the Company, the Lessee, AGHI or third party operators could result in a breach of such standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements that the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected Hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise is terminated, the Company and the Lessee may seek to obtain a suitable replacement franchise or to operate the Hotel independent of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the Hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S CHARTERAND BYLAWS

  Certain provisions of Maryland law and of the Company's Charter and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for the Company and could delay, defer or prevent a transaction or a change in control of the Company under circumstances that could give the holders of Common Stock the opportunity to realize a premium over the then prevailing market prices of the Common Stock or that might otherwise be in such holders' best interest. Such provisions include the following:

Ownership Limitation

  In order for the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, if any partner of the Lessee owns, actually or constructively, 10% or more in value of the stock of the Company, the Lessee could become a Related Party Tenant (as defined in "Federal Income Tax Consequences -- Requirements for Qualification as a REIT -- Income Tests") of the Company, which would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Charter prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of the number of outstanding shares of Common Stock by any person (the "Ownership Limitation"), subject to an exception that permits mutual funds and certain other entities to own as much as 15% of any class of the Company's stock in appropriate circumstances (the "Look-Through Ownership Limitation"). Generally, the stock owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company in which holders of some or a majority of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Staggered Board

  The Board of Directors is divided into three classes of directors. The initial term of the first class expired in 1997 and that director was reelected to a term scheduled to expire in 2000 and the initial terms of the second and third classes will expire in 1998 and 1999, respectively. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualified. A director may be removed, with or without cause, by the affirmative vote of 75% of the votes entitled to be cast for the election of directors, which super-majority vote may have the effect of delaying, deferring or preventing a change of control of the Company. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interests of the stockholders.

Maryland Business Combination Law

  Under the Maryland General Corporation Law, as may be amended from time to time (the "MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation such as the Company and any person who owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority votes unless, among other conditions, the holders of shares of Common Stock receive a minimum price (as defined in the MGCL) for their stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the Maryland corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

Maryland Control Share Acquisition Statute

  Under the MGCL, "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares of stock, which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  If voting rights are not approved at a meeting of stockholders, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The Company's Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of shares of stock of the Company. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the Company's Bylaws is rescinded or amended, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

RELIANCE ON BOARD OF DIRECTORS AND MANAGEMENT

  Stockholders have no right or power to take part in the management of the Company except through the exercise of voting rights on certain specified matters. The Board of Directors are responsible for directing the management of the business and affairs of the Company. The Company relies upon the services and expertise of its management for strategic business direction. The Company has in effect employment agreements with Steven D. Jorns, Chairman of the Board, Chief Executive Officer and President; Bruce G. Wiles, Executive Vice President; Kenneth E. Barr, Executive Vice President and Chief Financial Officer; and Russ
C. Valentine, Senior Vice President -- Acquisitions, which currently provide for base salary at below market rates for comparable positions. Accordingly, the loss of services of any such officer may require the Company to hire a replacement officer at a salary greater than the Company is currently obligated to pay, which, in turn, would increase the Company's operating costs and reduce cash available for distribution.

ABILITY OF BOARD TO CHANGE POLICIES

  The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies at any time and from time to time at the Board's discretion without a vote of the stockholders of the Company.

ADVERSE EFFECT OF INCREASE IN MARKET INTEREST RATES ON PRICE OF COMMON STOCK

  One of the factors that may influence the price of the Common Stock in public trading markets will be the annual yield from distributions by the Company on the Common Stock as compared to yields on certain financial instruments. Thus, an increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market price of the Common Stock.

                         DESCRIPTION OF CAPITAL STOCK


The following summary description of (i) the capital stock of the Company and
(ii) certain provisions of Maryland law and of the Charter and Bylaws of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law described herein, and to the Charter and Bylaws of the Company.

GENERAL

  Under its Charter, the Company has the authority to issue 100,000,000 shares of Common Stock, $0.01 par value per share. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

  All shares of Common Stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock, holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

  Subject to the provisions of the Charter regarding the restrictions on transfer of stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

  Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Shares of Common Stock will have equal dividend, liquidation and other rights.

  Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that, with the exception of certain amendments to the Charter, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matters will be sufficient to approve the aforementioned transactions.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK

  The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional shares of Common Stock will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded.

RESTRICTIONS ON TRANSFER

  For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of stock. Specifically, not more than 50% in value of the Company's outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. These two requirements do not apply until after the first taxable year for which the Company makes an election to be taxed as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each calendar year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership and the Subsidiary Partnerships from the Lessee will not qualify as rents from real property, which could result in loss of REIT status for the Company, if the Company owns, actually or constructively, 10% or more of the ownership interests in the Lessee, within the meaning of section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations --Requirements for Qualification as a REIT -- Income Tests."

  Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number outstanding shares of any class of Common Stock (subject to the Look-Through Ownership Limitation applicable to certain stockholders, as described below). Certain types of entities, such as pension trusts qualifying under section 401
(a) of the Code, mutual funds qualifying as regulated investment companies under section 851 of the Code, and corporations, will be looked through for purposes of the "closely held" test in section 856(h) of the Code. Subject to certain limited exceptions, the Charter will allow such an entity under the Look-Through Ownership Limitation to own up to 15% of the shares of any class or series of the Company's stock, provided that such ownership does not cause any beneficial owner of such entity to exceed the Ownership Limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the second sentence of the succeeding paragraph.

  Any transfer of Common Stock that would (i) result in any person owning, directly or indirectly, Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be void ab initio, and the intended transferee will acquire no rights in such shares of Common Stock.

  Subject to certain exceptions described below, any purported transfer of Common Stock that would (i) result in any person owning, directly or indirectly, shares of Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in the shares of Common Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and will be transferred automatically to a trust (a "Trust"), effective on the day before the purported transfer of such shares of Common Stock. The record holder of the shares of Common Stock that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock to the Company for registration in the name of the trustee of the Trust (the "Trustee"). The Trustee will be designated by the Company but will not be affiliated with the Company. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

  Shares-in-Trust will remain issued and outstanding shares of Common Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

  The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares become Shares-in-Trust. Any vote taken by a Prohibited Owner prior to the Company's discovery that the Shares-in-Trust were held in trust will be rescinded as void ab initio and recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Company has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in-Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

  The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. Subject to the Trustee's ability to designate a permitted transferee, the Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in the creation of such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred. "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Common Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Common Stock selected by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  Any person who acquires or attempts to acquire Common Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock that were transferred to a Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

  All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating (i) the name and address of such direct or indirect owner, (ii) the number of shares of Common Stock owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect stockholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

  The Ownership Limitation or the Look-Through Ownership Limitation, as applicable, generally will not apply to the acquisition of shares of Common Stock by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon such conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation or the Look-Through Ownership Limitation, as applicable, under certain circumstances.

  All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

  The Ownership Limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium from their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

CHARTER AND BYLAW PROVISIONS AND CERTAIN PROVISIONS OF MARYLAND LAW

Number of Directors; Classification of the Board of Directors

  The Charter and Bylaws provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the members of the entire Board of Directors. At all times, a majority of the directors shall be Independent Directors, except that upon the death, removal, incapacity or resignation of an Independent Director, such requirement shall not be applicable for 60 days. There are five directors, four of whom are Independent Directors. The holders of Common Stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire Board of Directors.

  Pursuant to the Charter, the Board of Directors is divided into three classes of directors. The initial term of the first class expired in 1997 and that director was reelected to a term scheduled to expire in 2000, and the initial terms of the second and third classes will expire in 1998 and 1999, respectively. As the term of each class expires, directors in that class will be elected by the stockholders of the Company for a term of three years and until their successors are duly elected and qualify. Classification of the Board of Directors is intended to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Because holders of Common Stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

  The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of the Company or other transaction, even though such an attempt or other transaction might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. See "Risk Factors -- Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

Removal; Filling Vacancies

  The Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies (except vacancies resulting from an increase in the number of directors) will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any directors so elected shall hold office until the next annual meeting of stockholders. The Charter provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 75.0% of votes entitled to be cast in the election of the directors. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships precludes stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonest established by a final judgment as being material to the cause of active. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Charter obligates the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, and threatened, pending or completed action, suit or proceeding whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

  The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Charter and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. Indemnification under the provisions of the MGCL is not deemed exclusive of any other rights, by indemnification or otherwise, to which an officer or director may be entitled under the Company's Charter or Bylaws, or under resolutions of stockholders or directors, contract or otherwise. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

  The Company also has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Business Combinations

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10.0% or more of the voting power of such corporation's shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10.0% or more of the voting power of the then-outstanding voting shares of such corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of outstanding voting shares of such corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than the shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be affected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combination that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

Control Share Acquisition Statute

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third,
(ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or purposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

  The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to the Charter

  The Charter of the Company may be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment; provided, however, (i) no term or provision of the Charter may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Company not to qualify as a REIT under the Code, (ii) certain provisions of the Charter, including provisions relating to the classification of directors, the removal of directors, Independent Directors, preemptive rights of holders of stock and the indemnification and limitation of liability of officers and directors may not be amended or repealed and (iii) provisions imposing cumulative voting in the election of directors may not be added to the Charter, unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

Dissolution of  the Company

  The dissolution of the Company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

  The Bylaws of the Company provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election of the Board of Directors and the proposal of business to be considered by stockholders may be made only
(i) pursuant to the Company's notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors
(iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Meetings of Stockholders

  The Company's Bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by the Board of Directors during the month of May each year (commencing in May 1997). Special meetings of the stockholders may be called by (i) the President of the Company, (ii) the Chief Executive Officer or (iii) the Board of Directors. As permitted by the MGCL, the Bylaws of the Company provide that special meetings must be called by the Secretary of the Company upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

Operations

  The Charter requires the Board of Directors generally to use commercially reasonable efforts to cause the Company to qualify as a REIT.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

  The business combination provisions and, if the applicable provision in the Bylaws is amended or rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on classification of the Board of Directors and removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                            DESCRIPTION OF OP UNITS

GENERAL

  Substantially all of the Company's assets are held by, and all of its operations are conducted through the Operating Partnership. AGH GP, Inc. is a wholly owned subsidiary of the Company and is the sole general partner of the Operating Partnership holding 1% of the issued OP Units therein. AGH LP, Inc. is a wholly owned subsidiary of the Company and is a limited partner of the Operating Partnership holding as of September 30, 1997 approximately 86.22% of the issued OP Units therein. The remaining issued OP Units are held by other Limited Partners who acquired their units in exchange for property or other interests.

  The material terms of the OP Units, including a summary of certain provisions of the Partnership Agreement, are set forth below. The following description of the terms and provisions of the OP Units and certain other matters does not purport to complete and is subject to and qualified in its entirety by reference to applicable provisions of Maryland law and the Partnership Agreement.

MANAGEMENT

  The Operating Partnership is organized as a Delaware limited partnership with AGH GP, as general partner, AGH LP, as a limited partner, and certain other persons, as additional limited partners (the "Partnership Agreement"). Pursuant to the Partnership Agreement, AGH GP, as the sole general partner of the Operating Partnership (the "General Partner"), has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the Limited Partners in their capacity as such have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, any amendment to the Partnership Agreement, other than amendments that (i) add to the obligations of the General Partner, (ii) reflect the admission or withdrawal of partners, (iii) set forth the rights or preferences of additional partnership interests issued by the Operating Partnership, (iv) reflect a change that does not adversely affect Limited Partner, and (v) are necessary to satisfy legal requirements, requires the consent of Limited Partners holding more than 50.0% of the OP Units held by such Limited Partners. The consent of each adversely affected partner is required for any amendment that would affect a Limited Partner's liability or right to receive distributions or that would dissolve the Operating Partnership prior to December 31, 2046 (other than as a result of certain mergers or consolidations).

TRANSFERABILITY OF INTERESTS

  Subject to limited exceptions, AGH GP and AGH LP may not voluntarily withdraw from the Operating Partnership or transfer or assign their interests in the Operating Partnership unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners' receiving property in an amount equal to the amount they would have received had they exercised their Exchange Rights immediately prior to such transaction, or unless the successors to AGH GP and AGH LP contribute substantially all of their assets to the Operating Partnership in return for an interest in the Operating Partnership. With certain exceptions, the Limited Partners may transfer their OP Units, in whole or in part, without the consent of the General Partner.

CAPITAL CONTRIBUTION

  The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Under the Partnership Agreement, the Company generally is obligated to contribute, through AGH GP and AGH LP, the proceeds of any stock offering as additional capital to the Operating Partnership. Moreover, the Company is authorized, through AGH GP and AGH LP, to cause the Operating Partnership to issue partnership interests for less than fair market value if the Company has concluded in good faith that such issuance is in the best interests of the Company and the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, AGH GP and AGH LP will receive additional OP Units, and their percentage interests in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the Limited Partners, other than AGH LP, will be decreased on a proportionate basis in the event of additional capital contributions by the Company.

EXCHANGE RIGHTS

  Pursuant to the Exchange Rights Agreement among the Company, the Operating Partnership and the Limited Partners other than AGH LP, such Limited Partners received rights (the "Exchange Rights") that enable them to cause the Operating Partnership to exchange each OP Unit for cash equal to the value of one share of Common Stock (or, at the Company's election, the Company may purchase each OP Unit offered for exchange for one share of Common Stock). The Company may not satisfy a Limited Partner's Exchange Right by delivery of Common Stock, if and to the extent that the delivery of Common Stock upon exercise of such rights would (i) be prohibited under the Charter, (ii) otherwise jeopardize the REIT status of the Company, or (iii) cause the acquisition of shares of Common Stock by such exchanging Limited Partner to be "integrated" with any other distribution of shares of Common Stock for purposes of complying with the Securities Act. A Limited Partner may not exercise the Exchange Rights for less than 1,000 OP Units or, if such Limited Partner holds less than 1,000 OP Units, for all of the OP Units held by such Limited Partner.

REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreements among the Company and the Limited Partners other than AGH LP (the "Registration Rights Agreements"), the Limited Partners have certain rights to require the registration for resale of the shares of Common Stock held by them or received by them upon exchange of their OP Units. Such rights include the right to include such shares in the registration statement of which this Prospectus is a part. The Company is required to bear the costs of such registration statements exclusive of underwriting discounts, commissions and certain other costs attributable to, and to be borne by, the selling stockholders.

OPERATIONS

  The Partnership Agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed under the Code and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Code.

  In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership pays all administrative costs and expenses of the Company, AGH GP and AGH LP (the "Company Expenses"), and the Company Expenses are treated as expenses of the Operating Partnership. The Company Expenses generally include (i) all expenses relating to the formation of the Company and the Operating Partnership, (ii) all expenses relating to the public offering and registration of securities by the Company,
(iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company, AGH GP and AGH LP with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of AGH GP incurred in the ordinary course of its business on behalf of the Operating Partnership. The Company Expenses, however, do not include any administrative and operating costs and expenses incurred by the Company that are attributable to hotel properties or partnership interests in a Subsidiary Partnership that are owned by the Company directly rather than through the Operating Partnership. The Company does not own any of the Hotels directly.

DISTRIBUTIONS AND ALLOCATIONS

  The Partnership Agreement provides that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

  Profit and loss of the Operating Partnership for each fiscal year of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and the Treasury Regulations promulgated thereunder.

TERM

  The Operating Partnership will continue until December 31, 2046, or until sooner dissolved upon (i) the withdrawal of the General Partner (unless a majority of remaining partners elect to continue the business of the Operating Partnership), (ii) the election by the General Partner to dissolve the Operating Partnership (which election, prior to December 31, 2046, requires the consent of a majority of the Limited Partners other than AGH LP), (iii) the entry of a decree of judicial dissolution of the Operating Partnership, (iv) the sale of all or substantially all the assets and properties of the Operating Partnership, or (v) the bankruptcy or insolvency of AGH GP, unless all of the remaining partners elect to continue the business of the Operating Partnership.

TAX MATTERS

  Pursuant to the Partnership Agreement, the General Partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The Company operates in such a manner so as to meet the Code requirements for qualification as a REIT for federal income tax purposes. However, no assurance can be given that such requirements will be met or that the Company will be so qualified at any time. Based on various assumptions relating to the organization and operation of the Company and the Operating Partnership and representations made by the Company and the Operating Partnership as to certain factual matters, including matters related to the organization and operation of the Company, the Operating Partnership and the Subsidiary Partnerships, in the opinion of Counsel, Battle Fowler LLP, the Company qualifies to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1996 and the Operating Partnership and the Subsidiary Partnerships will be treated as partnerships for federal income tax purposes. Counsel will not review the Company's operating results and no assurance can be given that the Company's actual operating results will meet the REIT requirements on a continuing basis.

  The opinions described herein represent Counsel's best legal judgment as to the most likely outcome of an issue if the matter were litigated. Opinions of counsel have no binding effect or official status of any kind, and in the absence of a ruling from the IRS, there can be no assurance that the IRS will not challenge the conclusion or propriety of any of Counsel's opinions. The Company does not intend to apply for a ruling from the IRS that it qualifies as a REIT.

  The following summary includes a discussion of the material federal income tax considerations associated with an investment in the Common Stock being sold in the Offering. The summary should not be construed as tax advice. The provisions governing treatment as a REIT are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, the rules and regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his personal circumstances and it does not deal with particular types of stockholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions or broker-dealers, and (with the exception of the general discussion below) foreign corporations and persons who are not citizens or residents of the United States.

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK, OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

REQUIREMENTS FOR QUALIFICATION AS A REIT

  In General. Under the Code, a trust, corporation or unincorporated association meeting certain requirements (see "--Structural Requirements") may elect to be treated as a REIT for purposes of federal income taxation. If a valid election is made, then, subject to certain conditions, the Company's income which is distributed to its stockholders generally will be taxed to such stockholders without being subject to tax at the Company level. This substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles. However, the Company will be taxed at regular corporate rates on any of its income that is not distributed to the stockholders. (See "-- Taxation of the Company.") Once made, the election to be taxed as a REIT continues in effect until voluntarily revoked or automatically terminated by the Company's failure to qualify as a REIT for a taxable year. If the Company's election to be treated as a REIT is terminated automatically or is voluntarily revoked, the Company will not be eligible to elect such status until the fifth taxable year after the first taxable year for which the Company's election was terminated. However, in the event such election is terminated automatically, the four-year prohibition on a subsequent election to be taxed as a REIT is not applicable if (i) the Company did not willfully fail to file a timely return with respect to the termination taxable year, (ii) the inclusion of any incorrect information in such return was not due to fraud with intent to evade tax, and (iii) the Company establishes that its failure to meet the requirements was due to reasonable cause and not to willful neglect.

  The Company will make an election to be treated as a REIT commencing with its taxable year ending December 31, 1996.

  Structural Requirements. To be eligible to be taxed as a REIT, the Company must satisfy certain structural and organizational requirements. Among the requirements are the following: (i) the shares of Common Stock must be transferable, (ii) the shares of Common Stock must be held by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a taxable year of less than twelve months) (the "100-person requirement"), and (iii) no more than 50% of the value of the outstanding shares of Common Stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year (the "five or fewer" requirement). The requirements of (ii) and (iii) are not applicable to the first taxable year for which the Company makes an election to be treated as a REIT. However, the Company believes that it has issued a sufficient amount of Common Stock with sufficient diversity of ownership so that requirements (ii) and (iii) are satisfied. The Company expects, and intends to take all necessary measures within its control to ensure, that the beneficial ownership of the Company will at all times be held by 100 or more persons. In addition, the Company's Charter contains certain restrictions on the ownership and transfer of the Company's stock which are designed to help ensure that the Company will be able to satisfy the "five or fewer" requirement. If the Company were to fail to satisfy the "five or fewer" requirement, the Company's status as a REIT would terminate, and the Company would not be able to prevent such termination. See "--Failure to Qualify as a REIT" and "Description of Capital Stock--Restrictions on Transfer."

  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the stock of which is owned by the REIT. For taxable years ending on or before December 31, 1997, the Company must own all of the stock of the corporate subsidiary from the commencement of such corporation's existence. The Company has two wholly owned subsidiary corporations, AGH GP and AGH LP, which are "qualified REIT subsidiaries." Consequently, AGH GP and AGH LP will not be subject to federal corporate income taxation, although they may be subject to state and local taxation. The Company also may have additional corporate subsidiaries in the future.

  Income Tests. In order to qualify and to continue to qualify as a REIT for years ending on or before December 31, 1997, the Company must satisfy three income tests for each taxable year. First, at least 75% of the Company's annual gross income (excluding annual gross income from certain sales of property held primarily for sale to customers in the ordinary course of business) must be derived directly or indirectly from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's annual gross income (excluding gross income from certain sales of property held primarily for sale in the ordinary course of business) must be derived directly or indirectly from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. Third, subject to certain exceptions in the year in which the Company is liquidated, (i) short-term gains from sales of stock or securities, (ii) gains from sales of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business and
(iii) gains from the sale or other taxable disposition of real property (including interests in real property and mortgages on real property) held for less than four years (other than from involuntary conversions and foreclosure property) must represent in the aggregate less than 30% of the Company's annual gross income. In applying these tests, because the Company is a partner in the Operating Partnership, which is in turn a partner, either directly or indirectly, in the Subsidiary Partnerships, the Company will be treated as realizing its proportionate share of the income and loss of these respective partnerships, as well as the character of such income or loss, and other partnership items, as if the Company owned its proportionate share of the assets owned by these partnerships directly. For taxable years beginning on or after January 1, 1998, the third test noted above has been repealed by the enactment of the Taxpayer Relief Act of 1997. Thus, for the Company's taxable years beginning on and after January 1, 1998, the Company no longer is required to satisfy the 30 percent income test.

  Substantially all of the income received by the Company is expected to be rental income from the Rents. In order to qualify as "rents from real property" for purposes of satisfying the 75% and 95% gross income tests, several conditions must be satisfied. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will qualify as rents from real property if they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the Company or an owner of 10% or more of the Company, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the Company derives no income. However, the "independent contractor" requirement does not apply to the extent the services rendered by the Company are customarily furnished or rendered in connection with the rental of the real property (i.e., services which are not considered rendered to the occupant of the property). In addition, for taxable years of the Company beginning on or after January 1, 1998, the Company is permitted to receive up to 1% of the gross income of each Hotel from the provision of non-customary services and still treat all other amounts received from such Hotel as "rents from real property." Pursuant to the Participating Leases, the Lessee has leased from the Operating Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels for a term of twelve years. The Participating Leases provide that the Lessee will be obligated to pay to the Operating Partnership
(i) the greater of Base Rent or Participating Rent and (ii) Additional Charges. Participating Rent is calculated by multiplying fixed percentages by various revenue categories for each of the Hotels. Generally, both Base Rent and the thresholds in the Participating Rent formulas will be adjusted for inflation. Base Rent accrues and is required to be paid monthly. Participating Rent is payable quarterly, with a yearly adjustment based on actual results.

  In order for Base Rent, Participating Rent, and Additional Charges to constitute "rents from real property," the Participating Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Participating Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

  In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in increases in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities related to the service recipient, and
(vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

  Battle Fowler LLP is of the opinion that the Participating Leases will be treated as true leases for federal income tax purposes. Such opinion is based, in part, on the following facts: (i) the Operating Partnership or a Subsidiary Partnership, as applicable, and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements, (ii) the Lessee will have the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Participating Leases,
(iii) the Lessee will bear the cost of, and be responsible for, day-to-day maintenance and repair of the Hotels and generally will control how the Hotels are operated and maintained, (iv) the Lessee will bear all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Participating Leases (other than real estate and personal property taxes, casualty insurance and capital improvements (determined in accordance with generally accepted accounting principles)), (v) the Lessee will benefit from any savings in the costs of operating the Hotels during the term of the Participating Leases, (vi) the Lessee will indemnify the Company against all liabilities imposed upon or asserted against the Company during the term of the Participating Leases by reason of, among other things,
(A) accident, injury to or death of persons, or loss of or damage to property occurring at the Hotels or (B) the Lessee's use, management, maintenance or repair of the Hotels, (vii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (viii) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels.

  Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Participating Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the opinion of Battle Fowler LLP with respect to the relationship between the Operating Partnership or a Subsidiary Partnership, as applicable, and the Lessee is based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no complete assurance that the IRS will not assert successfully a contrary position. If the Participating Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership and the Subsidiary Partnerships receive from the Lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

  As noted above, the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Participating Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to each Hotel (or interest therein) that the Operating Partnership acquires for cash, the aggregate initial adjusted bases of the real and personal property generally will be allocated among real and personal property based on relative fair market values. The Participating Leases provide that the Adjusted Basis Ratio for each Hotel shall not exceed 15%. The Participating Leases further provide that the Lessee will cooperate in good faith and use its best efforts to prevent the Adjusted Basis Ratio for any Hotel from exceeding 15%, which cooperation includes the purchase by Lessee at fair market value of enough personal property at such Hotel so that the Adjusted Basis Ratio for such Hotel is less than 15%. In the event that the amount of personal property relating to certain of the Hotels will result in an Adjusted Basis Ratio in excess of 15% and therefore would cause a portion of the Rents received attributable to such Hotels to not qualify as rents from real property, the Operating Partnership will sell a portion of such personal property relating to such Hotels to the Lessee in exchange for the FF&E Note. In addition, the Participating Leases provide that if future renovations and refurbishments to a Hotel would cause the Adjusted Basis Ratio for such Hotel to exceed 15%, the Operating Partnership and/or a Subsidiary Partnership, if applicable, has the right to sell as much personal property to the Lessee as necessary so that the Adjusted Basis Ratio does not exceed 15% for such Hotel. The interest income derived from the FF&E Note will be qualifying income for the 95% gross income test but not for the 75% gross income test. Finally, amounts in the Company's reserve for capital expenditures may not be expended to acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. The Company does not expect the Adjusted Basis Ratio for any Hotel to exceed 15% and therefore expects that the portion of rents received attributable to personal property will be treated as rents from real property. However, there can be no assurance that the IRS would not assert that the personal property acquired by the Operating Partnership or a Subsidiary Partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, a portion of the rents received under the Participating Leases would not qualify as rents from real property. However, the Company does not expect such an amount, if any, when combined with any other income that is nonqualifying income for purposes of the 95% gross income test, to exceed 5% of the Company's annual gross income, which would cause the Company to lose its status as a REIT.

  As noted earlier, in order to be treated as "rents from real property," the Participating Rent must not be based in whole or in part on the income or profits of any person. The Participating Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Participating Leases are entered into,
(ii) are not renegotiated during the term of the Participating Leases in a manner that has the effect of basing Participating Rent on income or profits, and (iii) conform with normal business practice. More generally, the Participating Rent will not qualify as "rents from real property" if, considering the Participating Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Participating Rent on income or profits. Since the Participating Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Participating Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Participating Leases in a manner that has the effect of basing the Participating Rent on income or profits and (ii) conform with normal business practice, the Participating Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, if any, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

  As noted above, rent received from a Related Party Tenant does not qualify as "rents from real property." Thus, the Company must not own, actually or constructively, 10% or more of the Lessee. Applicable constructive ownership rules generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Limited Partners of the Operating Partnership may acquire Common Stock (at the Company's option) by exercising their Exchange Rights. In addition, during the period of the Lessee Distribution Restriction, the Lessee will be required, subject to compliance with applicable securities laws, to purchase annually Common Stock on the open market or, if any such purchase would violate the ownership limitation in the Company's Charter, at the option of the Operating Partnership, OP Units from the Operating Partnership, in an amount equal to the Lessee's cash flow attributable to the Participating Leases for the preceding fiscal year (after establishing a reserve for partner tax distributions). In addition, Messrs. Jorns and Wiles are required to use 50% of the after-tax dividends received by them from AGHI that are attributable to AGHI's earnings from the management of hotels owned by the Company to purchase annually in the open market shares of Common Stock. The Exchange Agreement provides that the Company may not satisfy an exchanging Limited Partner's Exchange Right by delivery of Common Stock, if and to the extent the delivery of Common Stock upon the exercise of such rights would cause the Company to own, actually or constructively, 10% or more of the ownership interest in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. The Charter likewise prohibits a stockholder of the Company from owning Common Stock that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% of more of the Lessee. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee at some future date.

  A fourth requirement noted above for qualification of the Rents as "rents from real property" is that for taxable years ending on or before December 31, 1997, the Company cannot furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Participating Leases are respected as true leases, the Company should satisfy this requirement, because AGHI, pursuant to the Management Agreements, will be performing services to such tenants for the Lessee, which will lease the Hotels from the Operating Partnership. Neither the Company, the Operating Partnership nor any Subsidiary Partnership will furnish or provide any services to a tenant, and none of such entities will contract with any other person to provide any such services. The Company has represented that if the Company decides to render noncustomary services to tenants in the future, it will do so through an independent contractor from which it will not receive any income.

  If a portion of the Rents from a particular hotel property does not qualify as "rents from real property" because the amount attributable to personal property exceeds 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. A portion of the Rent paid to the Company by the Lessee will be allocable to the Franchise Licenses. Appraisals obtained by the Company with respect to the Initial Hotels indicate that the Franchise Licenses with respect to the Initial Hotels represent less than 1.0% of the total value of the Company's assets. The Company is currently in the process of obtaining appraisals of the Franchise Licenses with respect to all hotels acquired after the Initial Hotels. Because the Company does not expect the total amount of Rents attributable to personal property plus any other non-qualifying income it receives (including any amounts attributable to the Franchise Licenses) to exceed 5% of its annual gross income, the Company's REIT status should not be affected. If, however, the Rents do not qualify as "rents from real property" because either (i) the Participating Rent is considered based on income or profits of the Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, and for taxable years of the Company beginning on or after January 1, 1998, the Company is deemed to receive income from the provision of such noncustomary services or from managing or operating the Hotels in excess of 1% of all amounts received with respect to such Hotels, none of the Rents would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

  In addition to the Rents, the Lessee is required to pay to the Operating Partnership Additional Charges. To the extent that Additional Charges represent either (i) reimbursements of amounts that the Lessee is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, Additional Changes should qualify as "rents from real property." To the extent, however, that Additional Charges represent interest that is accrued on the late payment of the Rents or Additional Charges, Additional Charges would not qualify as "rents from real property," but instead would be treated as interest that qualifies for the 95% gross income test.

  Based on the foregoing, the Rents and the Additional Charges should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests, except to the extent that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges (which will be qualifying gross income for the 95% test but not the 75% test).

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan will be treated as gain from the sale of the secured property.

  It is possible that, from time to time, the Company, the Operating Partnership or a Subsidiary Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company, the Operating Partnership or a Subsidiary Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. Furthermore, for taxable years of the Company on December 31, 1997, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company, the Operating Partnership or a Subsidiary Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

  If the sum of the income realized by the Company (whether directly or through its interest in the Operating Partnership or the Subsidiary Partnerships) which does not satisfy the requirements of the 95% gross income test (collectively, "Non-Qualifying Income"), exceeds 5% of the Company's gross income for any taxable year, the Company's status as a REIT would be jeopardized. The Company has represented that the amount of its Non-Qualifying Income will not exceed 5% of the Company's annual gross income for any taxable year.

  If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if the Company's failure to meet such tests was due to reasonable cause and not to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not supplied fraudulently with the intent to evade tax. It is not possible to specify the circumstances under which the Company may be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test. Failure to comply with the 30% gross income test is not excusable; therefore, if the Company fails to meet the requirements of the 30% gross income test for a taxable year ending on or before December 31, 1997, its status as a REIT automatically terminates regardless of the reason for such failure.

  Asset Tests. At the close of each quarter of its taxable year, the Company also must satisfy two tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Operating Partnership and the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of an issuance of stock or long-term (at least five years) debt of the Company, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those that can satisfy the 75% asset test described in the preceding sentence. Of the investments included in the 25% asset class, the value of any one issuer's securities (excluding shares in qualified REIT subsidiaries such as AGH GP and AGH LP or another REIT and excluding partnership interests such as those in the Operating Partnership and in any Subsidiary Partnerships) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT and excluding partnership interests). The Company has represented that, as of the date of the Offering, (i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it will not own any securities that do not satisfy the 25% asset requirement. In addition, the Company has represented that it will not acquire or dispose, or cause the Operating Partnership or a Subsidiary Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset requirement. See "--Other Tax Considerations--State and Local Taxes."

  Annual Distribution Requirements. In order to qualify as a REIT, the Company must distribute to the holders of shares of Common Stock an amount at least equal to (A) the sum of 95% of (i) the Company's "real estate investment trust taxable income" (computed without regard to the deduction for dividends paid and excluding any net capital gain) plus (ii) the excess of the net income, if any, from foreclosure property over the tax on such income, minus (B) the excess of the sum of certain items of non-cash income (income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable (plus, for taxable years beginning on or after January 1, 1998, income from cancellation of indebtedness, original issue discount and coupon interest) over 5% of the amount determined under clause (i) above). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution date after such declaration. The amount distributed must not be preferential--i.e., each holder of shares of Common Stock must receive the same distribution per share. A REIT may have more than one class of stock, as long as distributions within each class are pro rata and non-preferential. Such distributions are taxable to holders of Common Stock (other than tax-exempt entities or nontaxable persons, as discussed below) in the year in which paid, even though such distributions reduce the Company's taxable income for the year in which declared. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed below, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements.

  The Company expects, and intends to take measures within its control, to make quarterly distributions to the holders of shares of Common Stock in an amount sufficient to satisfy the requirements of the annual distribution test. In this regard, the Partnership Agreement authorizes AGH GP, as general partner, to take such steps as are necessary to distribute to the partners of the Operating Partnership an amount sufficient to permit the Company to meet the annual distribution requirements. However, it is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between
(i) the actual receipt of income and actual payment of deductible expenses and
(ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures exceeds the amount of noncash deductions, such as depreciation. In the event that such timing differences occur, the Company may find it necessary to cause the Operating Partnership to arrange for borrowings or liquidate some of its investments in order to meet the annual distribution requirement, or attempt to declare a consent dividend, which is a hypothetical distribution to holders of shares of Common Stock out of the earnings and profits of the Company. The effect of such a consent dividend (which, in conjunction with dividends actually paid, must not be preferential to those holders who agree to such treatment) would be that such holders would be treated for federal income tax purposes as if they had received such amount in cash and they then had immediately contributed such amount back to the Company as additional paid-in capital. This would result in taxable income to those holders without the receipt of any actual cash distribution but would also increase their tax basis in their shares of Common Stock by the amount of the taxable income recognized.

  If the Company fails to meet the 95% distribution test due to an adjustment to the Company's income by reason of a judicial decision or by agreement with the IRS, the Company may pay a "deficiency dividend" to holders of shares of Common Stock in the taxable year of the adjustment, which dividend would relate back to the year being adjusted. In such case, the Company also would be required to pay interest plus a penalty to the IRS. However, a deficiency dividend cannot be used to meet the 95% distribution test if the failure to meet such test was due to the Company's failure to distribute sufficient amounts to the holders of shares of Common Stock.

  In addition, if the IRS successfully challenged the Company's deduction of all or a portion of the salary and bonus it pays to officers who are also holders of shares of Common Stock, such payments could be recharacterized as dividend distributions to such employees in their capacity as stockholders. If such distributions were viewed as preferential distributions, they would not count toward the 95% distribution test.

FAILURE TO QUALIFY AS A REIT

  The Company's treatment as a REIT for federal income tax purposes will be terminated automatically if the Company fails to meet the requirements described above and any available relief provisions do not apply. In such event, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to holders of shares of Common Stock will not be deductible by the Company. All distributions to holders of shares of Common Stock will be taxable as ordinary income to the extent of current and accumulated earnings and profits of the Company and distributions in excess thereof will be treated first as a tax free return of capital (to the extent of a holder's tax basis in his shares of Common Stock) and then as gain realized from the sale of shares of Common Stock. Corporate stockholders will be eligible for the dividends received deduction to the extent that distributions are made out of earnings and profits. As noted above, the Company will not be eligible to elect REIT status again until the beginning of the fifth taxable year after the year during which the Company's qualification was terminated, unless the Company meets certain relief requirements. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting corporate income taxes.

TAXATION OF THE COMPANY

  In General. For any taxable year in which the Company qualifies as a REIT, it will generally not be subject to federal income tax on that portion of its REIT taxable income which is distributed to stockholders (except income or gain with respect to foreclosure property, which will be taxed at the highest corporate rate--currently 35%). If the Company were to fail to qualify as a REIT, it would be taxed at rates applicable to corporations on all its income, whether or not distributed to holders of shares of Common Stock. Even if it qualifies as a REIT, the Company will be taxed on the portion of its REIT taxable income which it does not distribute to the holders of shares of Common Stock, such as taxable income retained as reserves.

  100 Percent Tax. The Company will be subject to a 100% tax on (i) the greater of the net income attributable to the amount by which it fails the 75% income test or the 95% income test; and (ii) any net income derived from a "prohibited transaction" (i.e., the sale of "dealer" property by the Company). The imposition of any such tax on the Company would reduce the amount of cash available for distribution to holders of shares of Common Stock.

  A "dealer" is one who holds property primarily for sale to customers in the ordinary course of its trade or business. All inventory required in the operation of the Hotels will be owned by the Lessee under the terms of the Participating Leases. Accordingly, the Company believes no asset owned by the Company, the Operating Partnership or a Subsidiary Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company, the Operating Partnership or a Subsidiary Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe harbor provisions of the Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of a trade or business. Because a determination of "dealer status" is necessarily dependent upon facts which will occur in the future, Counsel cannot render an opinion on this issue.

  Tax on Net Income from Foreclosure Property. The Company will be subject to a tax at the highest rate applicable to corporations (currently 35%) on any "net income from foreclosure property." "Foreclosure property" is property acquired by the Company as a result of a foreclosure proceeding or by otherwise reducing such property to ownership by agreement or process of law. "Net income from foreclosure property" is the gross income derived during the taxable year from foreclosure property, less applicable deductions, but only to the extent such income does not qualify under the 75% income test and 95% income test. As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Participating Lease for a Hotel, the Company terminates the Participating Lease, and the Company is unable to find a replacement lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests and, thus, the Company would fail to qualify as a REIT. However, although it is unclear under the Code, if the hotel operations were conducted by an independent contractor, it may be possible for the Hotel to cease to be foreclosure property two years after such foreclosure, (which period could be extended an additional four years).

  Alternative Minimum Tax. The Company will be subject to the alternative minimum tax on undistributed items of tax preference allocable to it. Code
Section 59(d) authorizes the Treasury to issue regulations allocating items of tax preference between a REIT and its stockholders. Such regulations have not yet been issued; however, the Company does not anticipate any significant items of tax preference.

  Excise Tax. In addition to the tax on any undistributed income, the Company would also be subject to a 4% excise tax on the amount if any by which (i) the sum of (A) 85% of its REIT taxable income for a calendar year, (B) 95% of any net capital gain for such year and (C) any undistributed amounts (for purpose of avoiding this excise tax) from prior years, exceeds (ii) the amount actually distributed by the Company to holders of shares of Common Stock during the calendar year (or declared as a dividend during the calendar year, if distributed during the following January) as ordinary income dividends. The imposition of any excise tax on the Company would reduce the amount of cash available for distribution to holders of shares of Common Stock. The Company intends to take all necessary measures within its control to avoid imposition of the excise tax.

  Tax on Built-In Gain of Certain Assets. If a C corporation elects to be taxed as a REIT, or if assets of a C corporation are transferred to a REIT in a transaction in which the REIT has a carryover basis in the assets acquired, such C corporation generally will be treated as if it sold all of its assets to such REIT at their respective fair market values and liquidated immediately thereafter, recognizing and paying tax on all gain. However, under such circumstances under present law, the REIT is permitted to make an election under which the C corporation will not recognize gain and instead the REIT will be required to recognize gain and pay any tax thereon only if it disposes of such assets during the subsequent 10-year period (the "10-Year Rule"). The Company intends to make the appropriate election to obtain the above-described tax consequences. Thus, if the Company acquires any asset from a C corporation as a result of a merger or other nontaxable exchange, and the Company recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then such gain will be subject to tax at the highest regular corporate rate to the extent the Built-In Gain (the excess of (a) the fair market value of such asset as of the date of acquisition over (b) the Company's adjusted basis in such asset as of such date) on the sale of such asset exceeds any Built-In Loss arising from the disposition during the same taxable year of any other assets acquired in the same transaction, where Built-In Loss equals the excess of (x) the Company's adjusted basis in such other assets as of the date of acquisition over (y) the fair market value of such other assets as of such date.

TAXATION OF STOCKHOLDERS

Taxable U.S. Stockholders

  Dividend Income. Distributions from the Company (other than distributions designated as capital gains dividends) will be taxable to holders of shares of Common Stock which are not tax-exempt entities as ordinary income to the extent of the current or accumulated earnings and profits of the Company. Distributions from the Company which are designated (by notice to stockholders within 30 days after the close of the Company's tax year or with its annual report) as capital gains dividends by the Company will be taxed as long-term capital gains to taxable holders of shares of Common Stock to the extent that they do not exceed the Company's actual net capital gain for the taxable year. Holders of shares of Common Stock that are corporations may be required to treat up to 20% of any such capital gains dividends as ordinary income. Such distributions, whether characterized as ordinary income or as capital gain, are not eligible for the 70% dividends received deduction for corporations.

  Distributions from the Company to holders which are not designated as capital gains dividends and which are in excess of the Company's current and accumulated earnings and profits are treated as a return of capital to such holders and reduce the tax basis of a holder's shares of Common Stock (but not below zero). Any such distribution in excess of the tax basis is taxable to any such holder that is not a tax-exempt entity as gain realized from the sale of the shares of Common Stock, taxable as described below.

  The declaration by the Company of a consent dividend would result in taxable income to consenting holders of shares of Common Stock (other than tax-exempt entities) without any corresponding cash distributions. See "--Requirements for Qualification as a REIT--Annual Distribution Requirements."

  Portfolio Income. Dividends paid to holders of shares of Common Stock will be treated as portfolio income. Such income therefore will not be subject to reduction by losses from passive activities (i.e., any interest in a rental activity or in a trade or business in which the holder does not materially participate, such as certain interests held as a limited partner) of any holder who is subject to the passive activity loss rules. Such distributions will, however, be considered investment income which may be offset by certain investment expense deductions.

  No Flow-Through of Losses. Holders of shares of Common Stock will not be permitted to deduct any net operating losses or capital losses of the Company.

  Sale of Shares. A holder of shares of Common Stock who sells shares will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares. Gain or loss recognized by a holder of shares of Common Stock who is not a dealer in securities and whose shares have been held for more than one year will generally be taxable as long-term capital gain or loss.

  Back-up Withholding. Distributions from the Company will ordinarily not be subject to withholding of federal income taxes, except as discussed under "Foreign Stockholders." Withholding of income tax at a rate of 31% may be required, however, by reason of a failure of a holder of shares of Common Stock to supply the Company or its agent with the holder's taxpayer identification number. Such "backup" withholding also may apply to a holder of shares of Common Stock who is otherwise exempt from backup withholding (including a nonresident alien of the United States and, generally, a foreign entity) if such holder fails to properly document his status as an exempt recipient of distributions. Each holder will therefore be asked to provide and certify his correct taxpayer identification number or to certify that he is an exempt recipient.

TAX-EXEMPT STOCKHOLDERS

  Non-taxability of Dividend Income. In general, a holder of shares of Common Stock which is a tax-exempt entity will not be subject to tax on distributions from the Company. The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by certain tax-exempt entities. Thus, distributions paid to a holder of shares of Common Stock which is a tax-exempt entity and gain on the sale of shares of Common Stock by a tax-exempt entity (other than those tax-exempt entities described below) will not be treated as UBTI, even if the Company incurs indebtedness in connection with the acquisition of real property (through its percentage ownership of the Operating Partnership and the Subsidiary Partnerships) provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock of the Company.

  For tax-exempt entities which are social clubs, voluntary employee beneficiary associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

  In the case of a "qualified trust" (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of such a trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the "look through exception"). A qualified trust that holds more than 10% of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (i) the qualification of the REIT depends upon the application of the "look through" exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see "Description of Capital Stock--Restrictions on Transfer"), and (ii) the REIT is "predominantly held" by qualified trusts, i.e., if either (x) single qualified trust held more than 25% by value of the interests in the REIT or (y) one or more qualified trusts, each owning more than 10% by value, held in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5%. Because the Company expects the shares of Common Stock to be widely held, this provision should not result in UBTI to any tax-exempt entity.

Foreign Stockholders

  The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign estates and foreign trusts (collectively, "Foreign Investors") are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Foreign Investors should consult their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the shares of Common Stock, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

  Foreign Investors which are not engaged in the conduct of a business in the United States and who purchase shares of Common Stock will generally not be considered as engaged in the conduct of a trade or business in the United States by reason of ownership of such shares. The taxation of distributions by the Company to Foreign Investors will depend upon whether such distributions are attributable to operating income or are attributable to sales or exchanges by the Company of its United States Real Property Interests ("USRPIs"). USRPIs are generally direct interests in real property located in the United States and interests in domestic corporations in which the fair market value of its USRPIs exceeds a certain percentage.

  The Company anticipates that a substantial portion of the distributions to holders of shares of Common Stock will be attributable to receipt of Rent by the Company. To the extent that such distributions do not exceed the current or accumulated earnings and profits of the Company, they will be treated as dividends and will be subject to a withholding tax equal to 30% of the gross amount of the dividend, which tax will be withheld and remitted to the IRS by the Company. Such 30% rate may be reduced by United States income tax treaties in effect with the country of residence of the Foreign Investor; however, a Foreign Investor must furnish a completed IRS Form 1001 to the Company to secure such a reduction. Distributions in excess of the Company's earnings and profits will be treated as a nontaxable return of capital to a Foreign Investor to the extent of the basis of his shares of Common Stock, and any excess amount will be treated as an amount received in exchange for the sale of his shares of Common Stock and treated under the rules described below for the sale of Common Stock.

  Distributions which are attributable to net capital gains realized from the disposition of USRPIs (i.e., the Hotels) by the Company will be taxed as though the Foreign Investors were engaged in a trade or business in the United States and the distributions were gains effectively connected with such trade or business. Thus, a Foreign Investor would be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the graduated rates applicable to United States citizens or residents. For both individuals and corporations, the Company must withhold a tax equal to 35% of all dividends that could be designated by the Company as capital gain dividends. To the extent that such withholding exceeds the actual tax owed by the Foreign Investor, a Foreign Investor may claim a refund from the IRS.

  The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of USRPIs. A domestic person (a "nominee") who holds shares of Common Stock on behalf of a Foreign Investor will bear the burden of withholding, provided that the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

  It is anticipated that the shares owned directly or indirectly by Foreign Investors will be less than 50% in value of the shares of Common Stock and therefore the Company will be a "domestically controlled REIT." Accordingly, shares of Common Stock held by Foreign Investors in the United States will not be considered USRPIs and gains on sales of such shares will not be taxed to such Foreign Investors as long as the seller is not otherwise considered to be engaged in a trade or business in the United States. (The same rule applies to gains attributable to distributions in excess of the Foreign Investor's cost for its shares, discussed above.) Similarly, a foreign corporation not otherwise subject to United States tax which distributes shares of Common Stock to its stockholders will not be taxed under this rule.

  The IRS is authorized to impose annual reporting requirements on certain United States and foreign persons directly holding USRPIs. The required reports are in addition to any necessary income tax returns, and do not displace existing reporting requirements imposed on Foreign Investors by the Agricultural Foreign Investment Disclosure Act of 1978 and the International Investment Survey Act of 1976. As of the date of this Prospectus, the IRS has not exercised its authority to impose reporting under this provision. Furthermore, because shares in a domestically controlled REIT do not constitute a USRPI, such reporting requirements are not expected to apply to a Foreign Investor in the Company. However, the Company is required to file an information return with the IRS setting forth the name, address and taxpayer identification number of the payee of distributions from the Company (whether the payee is a nominee or is the actual beneficial owner).

STATEMENT OF STOCK OWNERSHIP

  The Company is required to demand annual written statements from the record holders of designated percentages of its shares of Common Stock disclosing the actual owners of the shares of Common Stock. The Company must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has received as to the actual ownership of such shares of Common Stock and a list of those persons failing or refusing to comply with such demand.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

  The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership. A substantial portion the Company's real estate investments will be made through the Operating Partnership and the Subsidiary Partnerships, certain of which will hold interests in other partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Instead, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax thereon, without regard to whether the partners receive cash distributions from the partnership. The Company will be entitled to include in its REIT taxable income its distributive share of the income of any partnership (including the Operating Partnership) in which it has an interest and to deduct its distributive share of the losses of any partnership (including the Operating Partnership) in which it has an interest only if each such partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

  Under recently issued regulations ("check the box regulations"), an organization with two or more members will be classified as a partnership on or after January 1, 1997 unless it elects to be treated as an association (and therefore taxable as a corporation) or falls within one of several specific provisions which define a corporation. For entities which were in existence prior to January 1, 1997 (such as the Operating Partnership and the Subsidiary Partnerships), the claimed classification by the entity will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification under the law prior to January 1, 1997; (ii) the entity and all members thereof recognized the federal tax consequence of any change in the entity's classification within the sixty (60) months prior to January 1, 1997; and (iii) neither the entity nor any member was notified in writing on or before May 8, 1996 that the classification of the entity was under examination (in which case the entity's classification would be determined in the examination). An exception to partnership classification under the "check the box regulations" exists for a "publicly traded partnership" (i.e., a partnership in which interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless at least 90% of the gross income of such partnership, for each taxable year the partnership is a publicly traded partnership, consists of "qualifying income." "Qualifying income" includes income from real property rents, gain from the sale or other disposition of real property, interest and dividends.

  The IRS has issued final regulations providing limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in a transaction that is not required to be registered under the Securities Act and
(ii) the partnership does not have more than 100 partners at any time during the taxable year (taking into account as a partner each person who indirectly owns an interest in the partnership through a partnership, grantor trust, or S corporation (a "flow-through entity"), but only if (a) substantially all the value of the beneficial owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership, and (b) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation).

  All of the partnership interests in the Operating Partnership and the Subsidiary Partnerships have been issued in transactions that are not required to be registered under the Securities Act. In addition, the Operating Partnership and the Subsidiary Partnerships do not have more than 100 partners (even taking into account indirect ownership of such partnerships through partnerships, grantor trusts, and S corporations). Thus, the Operating Partnership and each Subsidiary Partnership should satisfy the Private Placement Exclusion.

  None of the Operating Partnership and the Subsidiary Partnerships has requested and none intends to request, a ruling from the IRS that it will be classified as a partnership for federal income tax purposes. Instead, Battle Fowler LLP has delivered its opinion that, based on the provisions of the partnership agreement of the Operating Partnership and each Subsidiary Partnership, certain factual assumptions, and certain representations described in the opinion, the Operating Partnership and each Subsidiary Partnership pursuant to the provisions of the "check the box regulations" as well as the law prior to January 1, 1997 will be treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and each Subsidiary Partnership as partnerships for federal income tax purposes. If such challenge were sustained by a court, the Operating Partnership and each Subsidiary Partnership would be treated as corporations for federal income tax purposes, as described below. In addition, the opinion of Battle Fowler LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

  If for any reason any partnership in which the Company has an interest was taxable as a corporation rather than as a partnership for federal income tax purposes, the Company likely would not be able to satisfy the asset requirements for REIT status. See "--Requirements for Qualification as a REIT--Asset Tests." In addition, any change in the partnership status of such entities for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distribution. See "--Income Taxation of the Operating Partnership and Its Partners--Basis in Operating Partnership Interest." Further, items of income and deduction of such partnerships would not pass through to its partners (including the Company), and such partners would be treated as stockholders for tax purposes. The partnerships in which the Company has an interest would be required to pay income tax at corporate tax rates on their net income, and distributions to their partners would constitute dividends that would not be deductible in computing the relevant entities' taxable income.

  Under a regulatory "anti-abuse" rule (the "Anti-Abuse Rule"), the IRS may (i) recast a transaction involving the use of a partnership to reflect the underlying economic arrangement under the partnership provisions of the Code (the "Partnership Provisions"), or (ii) prevent the use of a partnership to circumvent the intended purpose of a Code provision. The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS. However, the Exchange Rights do not conform in all respects to the exchange rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal income tax purposes or treating one or more of the partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

  Operating Partnership Allocations. As noted above, the Company must include in its REIT taxable income its distributive share of the income and losses of any partnership in which it has an interest. Although the provisions of a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not have "substantial economic effect" or otherwise do not comply with the provisions of Section 704(b) of the Code and Treasury Regulations.

  If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners in respect of such item. The allocations of taxable income and loss of partnerships in which the Company has an interest are intended to comply with the requirements of Section 704(b) of the Code and Treasury Regulations.

  Basis in Operating Partnership Interest. The Company's adjusted tax basis in each of the partnerships in which it has an interest generally (i) will be equal to the amount of cash and the basis of any other property contributed to such partnership by the Company, (ii) will be increased by (a) its allocable share of such partnership's income and (b) its allocable share of any indebtedness of such partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) such partnership's loss and (b) the amount of cash and the fair market value of any property distributed to the Company, and by constructive distributions resulting from a reduction in the Company's share of indebtedness of such partnership.

  If the Company's allocable share of the loss (or portion thereof) of any partnership in which it has an interest would reduce the adjusted tax basis of the Company's partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce the Company's adjusted tax basis below zero. To the extent that distributions from a partnership to the Company, or any decrease in the Company's share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as long-term capital gain if the Company's interest in such partnership has been held for longer than the long-term capital gain holding period (currently one year).

  Depreciation Deductions Available to the Operating Partnership. The Company will allocate the cash purchase price of newly acquired hotels among land, building and personal property and will claim depreciation deductions based on prescribed tax depreciation rates.

OTHER TAX CONSIDERATIONS

  State and Local Taxes. The tax treatment of the Company and holders of shares of Common Stock in states having taxing jurisdiction over them may differ from the federal income tax treatment. Accordingly, only a very limited discussion of state taxation of the Company, the shares of Common Stock or the holders of shares of Common Stock is provided herein, and no representation is made as to the tax status of the Company (other than with respect to the Texas franchise tax, as discussed below), the shares of Common Stock or the holders of shares of Common Stock in such states. However, holders of shares of Common Stock should note that certain states impose a withholding obligation on partnerships carrying on a trade or business in a state having partners who are not resident in such state. The Partnership Agreement contains a provision which permits the Operating Partnership to withhold a portion of a non-resident partner's distribution (e.g., a distribution to the Company) and to pay such withheld amount to the taxing state as agent for the non-resident partner. Most (but not all) states follow the Code in their taxation of REITs. In such states, the Company should generally not be liable for tax and should be able to file a claim for refund and obtain any withheld amount from the taxing state. However, due to the time value of money, the requirement of the Operating Partnership to withhold on distributions to the Company will reduce the yield on an investment in shares of Common Stock. Each holder of shares of Common Stock should consult his own tax advisor as to the status of the shares of Common Stock under the respective state tax laws applicable to him. In particular, Texas imposes a franchise tax upon corporations that do business in Texas. The Company is organized as a Maryland corporation and has an office in Texas. AGH LP is organized as a Nevada corporation and will not have any contacts with Texas other than ownership of its limited partnership interest in the Operating Partnership. The Operating Partnership is registered in Texas as a foreign limited partnership qualified to transact business in Texas.

  The Texas franchise tax is imposed on a corporation doing business in Texas with respect to the corporation's net "taxable capital" (generally, financial accounting net worth, with certain adjustments) and its net "taxable earned surplus" (generally, a corporation's federal taxable income, with certain adjustments) apportioned to Texas. A corporation's taxable capital and taxable earned surplus are apportioned to Texas based on a fraction, the numerator of which is the corporation's gross receipts from business transacted in Texas, and the denominator of which is the corporation's gross receipts from its entire business, with the amount and timing of such gross receipts being generally determined in accordance with generally accepted accounting principles (in the case of "taxable capital") and the Code (in the case of taxable earned surplus). For purposes of determining the source of gross receipts, dividends and interest received by a corporation are generally apportioned based upon the state of incorporation of a corporate payor or a corporate debtor, respectively. A similar rule applies to receipts by a corporation from a limited liability company. Thus, interest and dividends received by a corporation from another corporation or distributions and interest received by a corporation from a limited liability company will not be treated as gross receipts from business transacted in Texas unless the payor is incorporated or organized, respectively, in Texas. To calculate the tax on net taxable capital, receipts reflecting the corporation's share of net profits from a partnership are apportioned to Texas if the partnership's principal place of business (the location of its day-to-day operations) is in Texas; however, if the corporation's share of the gross receipts from the partnership is treated as revenue of the corporation under generally accepted accounting principles, then the receipts of the partnership are apportioned based on normal apportionment rules as if the receipts were received directly by the corporation. For purposes of the tax on net taxable earned surplus, receipts are apportioned as though the corporation directly received the receipts from the underlying activities of the partnership. The franchise tax on "net taxable capital" ("taxable capital" apportioned to Texas) is imposed at the rate of .25% of a corporation's net taxable capital. The franchise tax rate on "net taxable earned surplus" ("taxable earned surplus" apportioned to Texas) is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. In addition, with respect to REITs organized as corporations, the Comptroller of Public Accounts (the "Comptroller") has taken the position administratively that the tax on net taxable earned surplus is determined based upon the income of such corporation prior to reduction for the dividends-paid deduction available to REITs. Any Texas franchise tax that the Company is required to pay will reduce the Cash Available for Distribution by the Company to its stockholders.

  The Comptroller has issued a rule providing that a corporation is not considered to be doing business in Texas for purposes of the Texas franchise tax imposed on net taxable capital solely by virtue of its ownership of an interest as a limited partner in a limited partnership that does business in Texas. The same rule provides, however, that a corporation is considered to be doing business in Texas if it owns an interest as a general partner in a partnership that does business in Texas. A parallel rule for purposes of the tax on net taxable earned surplus, by negative implication, incorporates the taxable capital nexus standards, including the limited partner exception. The Comptroller has verified these results in private determinations. The Comptroller also has expressed informally its view that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns stock in another corporation that does business in Texas.

  In accordance with these pronouncements by the Comptroller, AGH GP will be treated as doing business in Texas because it will be the general partner of the Operating Partnership, and the Operating Partnership will be doing business in Texas. Accordingly, AGH GP will be subject to the Texas franchise tax. The Company will be treated as doing business in Texas because it will have an office in Texas. Accordingly, the Company will be subject to the Texas franchise tax. However, the Company anticipates that its only source of gross receipts for Texas franchise tax purposes will be dividends from its two wholly owned qualified REIT subsidiaries, AGH GP and AGH LP, which are both Nevada corporations. Since dividends are sourced to the state of incorporation of a corporate payor for gross receipts apportionment purposes (although dividends received from another member of a consolidated group are not taken into account as a gross receipt or earned surplus for purposes of computing the franchise tax on net taxable earned surplus), the Company does not anticipate that any significant portion of its "taxable capital" or "taxable earned surplus" will be apportioned to Texas. As a result, the Company's Texas franchise tax liability is not expected to be substantial. Further, based on the pronouncements by the Comptroller, AGH LP will not be treated as doing business in Texas merely as a result of its status as a limited partner of the Operating Partnership. As long as AGH LP is not otherwise doing business in Texas, AGH LP should not be subject to the Texas franchise tax. Finally, two limited liability companies that have been formed to be general partners of the Subsidiary Partnerships likewise will be subject to the Texas franchise tax under the foregoing rules because they are treated like corporations for Texas franchise tax purposes and they have taxable nexus with Texas by virtue of being general partners in two Subsidiary Partnerships that own real property in Texas. However, since these limited liability companies only own 1.0% general partnership interests, the Texas franchise tax due from these entities will not be substantial. Two other limited liability companies have been formed, one of which will own a hotel located outside of Texas and the other of which will be the general partner in a limited partnership owning a hotel located outside of Texas. Thus, while these limited liability companies will be conducting activities that will create taxable nexus with Texas, these companies will generate all of their gross receipts from non-Texas sources and thus will not be required to pay a material amount of Texas franchise tax.

  The Company has received a private determination from the Comptroller that verifies the foregoing Texas franchise tax consequences of this structure. There can be no assurance, however, that the Comptroller will not revoke the pronouncements upon which that determination is based. In addition, that determination will not be binding upon the Comptroller to the extent the Company or its subsidiaries fail to comply with the factual representations set forth in the determination.

  The Operating Partnership and the Subsidiary Partnerships (other than the Subsidiary Partnership organized as a limited liability company) will not be subject to the Texas franchise tax under the laws in existence as of the date of this Prospectus. There can be no assurance, however, that the Texas legislature will not in the future expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership and the Subsidiary Partnerships organized as limited partnerships under state law.

  Coopers & Lybrand L.L.P., special tax consultant to the Company ("Special Tax Consultant"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that it accurately summarizes the Texas franchise tax matters expressly described herein. The Special Tax Consultant expresses no opinion on any other federal or state tax considerations affecting the Company or a holder of Common Stock, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

  Possible Legislative or Other Actions Affecting Tax Consequences; Possible Adverse Tax Legislation. The taxpayer Relief Act of 1997 (the "1997 Act") was signed into law on August 5, 1997. The Act contains many provisions which generally make it easier for entities to operate and to continue to qualify as a REIT for taxable years beginning on or after January 1, 1998. Nevertheless, prospective stockholders should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under legislative and administrative review, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  Current Texas franchise tax law applies only to corporations and limited liability companies. Thus, partnerships engaged in business in Texas, including the Subsidiary Partnerships that own property in Texas, presently are not subject to the Texas franchise tax. The corporate general partners in those partnerships, however, are subject to the Texas franchise tax. It is expected that Texas legislators and/or the Comptroller will propose or recommend, as the case may be, statutory amendments subjecting all comparable limited partners to the franchise tax or expanding the application of the Texas franchise tax to include certain non-corporate businesses, specifically including partnerships, in the franchise tax base. It cannot be predicted whether such proposals will be adopted by the legislature. If such proposals are enacted, AGH LP and/or Subsidiary Partnerships that own property in Texas would be subjected to the then applicable Texas franchise tax.

                                USE OF PROCEEDS

  The Registering Stockholders will receive all of the proceeds from the sale of the Exchanged Shares and the Restricted Stock offered hereby. The Company will not receive any proceeds from the sale of such shares of Common Stock.

                           REGISTERING STOCKHOLDERS

  As described elsewhere herein, the Registering Stockholders are persons who either (i) have received or may receive Exchanged Shares in exchange for OP Units or (ii) have already received shares of Restricted Stock of the Company. The Table below sets forth, as of August 31, 1997, certain information regarding the beneficial ownership of the shares of Common Stock by each Registering Stockholder prior to this offering and adjusted to give effect to the sale of all the shares of Common Stock offered hereby. As the Registering Stockholders may sell all, some or none of the Exchanged Shares or Restricted Stock that are to be offered hereby, no estimate can be made of the aggregate number of shares of Common Stock offered hereby, or the aggregate number of shares of Common Stock that will be owned by each Registering Stockholder upon completion of the offering to which this Prospectus relates. Except as otherwise noted below, none of the Registering Stockholders has, within the past three years, had any position, office or other material relationship with the Company.

  The Exchanged Shares and Restricted Stock offered by this Prospectus may be offered from time to time directly by the Registering Stockholders named below or by pledgees, donees, transferees or other successors in interest thereto:

                                                                                       Number of
                                                                        Maximum        Shares to
                                                                       Number of      Beneficially       Percentage to
                                            Shares Beneficially       Shares Which    Owned After       Be Beneficially
                                              Owned Prior to          May Be Sold        this             Owned After
             Name                            this Offering(1)          Hereunder      Offering(2)       this Offering(2)
----------------------------------          -------------------       ------------    ------------      ----------------
Holders of Exchanged Shares:
3005 Hotel Associates, Ltd.                        31,430                   31,430          0                   *
Jackson-Shaw Partners No. 51, Ltd.                 28,933                   28,933          0                   *
3100 Hotel Associates, L.P.                        24,321                   24,321          0                   *
Virtual Hospitality, Inc. (3)                       6,229                    6,229          0                   *
James E. Sowell (4)                               112,358                  112,358          0                   *
Lewis W. Shaw, II (5)                              71,800                   71,800          0                   *
Kenneth W. Shaw (6)                                70,687                   70,687          0                   *
Monica Jorns (7)                                   19,104                   19,104          0                   *
Steven D. Jorns (8)                               235,208(9)                52,696       182,512              1.2%
Bruce G. Wiles (10)                                76,999(11)               21,286        55,713                *
Kenneth E. Barr (12)                               36,779(13)               10,000        26,779                *
3860 Investors Joint Venture                       21,556                   21,556          0                   *
Jim Sowell Construction Co., Inc.                  89,778                   89,778          0                   *
John D. Gourley                                     6,731                    6,731          0                   *
Louis E. Capt                                      29,767                   28,741         1,026                *
Richard O. Jacobson                                43,112                   43,112          0                   *
Thomas J. Corcoran, Jr. (14)                       48,112                   43,112         5,000                *
Hervey A. Feldman (15)                             21,556                   21,556          0                   *
Jerry Jacob                                        10,059                   10,059          0                   *
Pin Nien Hwang                                      7,185                    7,185          0                   *
Thomas L. Wiese                                     3,593                    3,593          0                   *
Steven L. Cobb                                      3,593                    3,593          0                   *
Richard and Barbara Hess                            8,207                    8,207          0                   *
DFW South Acquisition                             115,683                  115,683          0                   *
 Corporation
Corporate Property Associates 4, a                427,008                  427,008          0                   *
 California Limited Partnership
Corporate Property Associates 8,                  493,664                  493,664          0                   *
 L.P.
Craig Stark, Inc.                                 100,257                  100,257          0                   *

                                                                                       Number of
                                                                        Maximum        Shares to
                                                                       Number of      Beneficially       Percentage to
                                            Shares Beneficially       Shares Which    Owned After       Be Beneficially
                                              Owned Prior to          May Be Sold        this             Owned After
              Name                           this Offering(1)          Hereunder      Offering(2)       this Offering(2)
----------------------------------          -------------------       ------------    ------------      ----------------
Devlo, Inc.                                         24,317                  24,317          0                  *
Holders of Restricted Stock:
American General Hospitality, Inc.                 137,008                 137,008          0                  *
  Retirement Savings Plan
Richard C. Kessler                                  25,397                  25,397           0                 *
WHC Franchise Corporation                          112,969                 112,969           0                 *

____________________
(*)  Less than 1%
(1) Beneficial ownership as of August 31, 1997, based upon information provided by the respective Registering Stockholders. Unless otherwise noted in the following footnotes, the Exchanged Shares and/or Restricted Stock set forth in this column with respect to a particular Registering Stockholder have not also been attributed to the shareholders, limited partners or general partners of such Registering Stockholders.
(2) Assumes sale of all shares of Common Stock registered hereunder, although Registering Stockholders are under no obligation known to the Company to sell any shares of Common Stock at this time. Assumes that all OP Units held by or attributable to the person are exchanged for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the OP Units held by other persons are exchanged for shares of Common Stock.
(3) Virtual Hospitality, Inc. is a limited partner in 3005 Hotel Associates, L.P. and in 3100 Hotel Associates, Ltd.
(4) James E. Sowell controls all of the voting stock of Jim Sowell Construction Co., Inc. and controls the general partner of Jackson-Shaw Partners No. 51, Ltd. James E. Sowell is a shareholder in Virtual Hospitality, Inc., a general partner in 3860 Investors Joint Venture and a limited partner in 3100 Hotel Associates, L.P.
(5) Lewis W. Shaw, II is a limited partner in 3005 Hotel Associates, Ltd. and 3100 Hotel Associates, L.P., a general partner in 3860 Investors Joint Venture and a shareholder in Virtual Hospitality, Inc.
(6) Kenneth W. Shaw is a limited partner in 3005 Hotel Associates, Ltd. and 3100 Hotel Associates, L.P. and a shareholder in Virtual Hospitality, Inc.
(7) Monica Jorns is the wife of Steven D. Jorns. Steven D. Jorns disclaims beneficial ownership of the Exchanged Shares that may be issued to Mrs. Jorns in exchange for OP Units held by her.
(8) Steven D. Jorns, who is the Chairman of the Board, Chief Executive Officer and President of the Company, is also a limited partner in 3100 Hotel Associates, L.P., an indirect holder of limited partnership interests in 3005 Hotel Associates, Ltd., a general partner in 3860 Investors Joint Venture, a shareholder in Virtual Hospitality, Inc. and a participant in American General Hospitality Inc.'s Retirement Savings Plan (the "Plan").
(9) Includes 3,811, 3,412, 1,123 and 9,295 Exchanged Shares that may be issued in exchange for OP Units held by 3100 Hotel Associates, L.P., 3860 Investors Joint Venture, Virtual Hospitality, Inc. and 3005 Hotel Associates, Ltd., respectively, and attributable to Mr. Jorns; 2,167 shares of Restricted Stock held by the Plan and attributable to Mr. Jorns; and 19,104 Exchanged Shares that may be issued in exchange for OP Units held by Monica Jorns, Mr. Jorns' wife, with respect to which Mr. Jorns disclaims beneficial ownership.
(10) Bruce G. Wiles, who is an Executive Vice President of the Company, is also a limited partner in 3100 Hotel Associates, L.P. and 3005 Hotel Associates, Ltd., a general partner in 3860 Investors Joint Venture, and a shareholder in Virtual Hospitality, Inc. and a participant in the Plan.
(11) Includes 1,203, 2,924, 1,079, and 355 Exchanged Shares that may be issued in exchange for OP Units held by 3100 Hotel Associates, L.P., 3005 Hotel Associates, Ltd., 3860 Investors Joint Venture and Virtual Hospitality, Inc., respectively, and attributable to Mr. Wiles; and 2,532 shares of Restricted Stock held by the Plan and attributable to Mr. Wiles.
(12) Kenneth E. Barr is the Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Principal Accounting Officer of the Company. Mr. Barr is a participant in the Plan.
(13) Includes 79 shares of Restricted Stock held by the Plan and attributable to Mr. Barr.
(14) Thomas J. Corcoran controls 50% of the voting stock of DFW South Acquisition Corporation.
(15) Hervey A. Feldman controls 50% of the voting stock of DFW South Acquisition Corporation.

                             PLAN OF DISTRIBUTION


  This Prospectus relates to the offer and sale from time to time of the Exchanged Shares and the Restricted Shares by the Registering Stockholders, or by pledgees, donees, transferees or other successors in interest thereto, who have received or may receive Exchanged Shares and/or Restricted Stock without registration. The Registering Stockholders may sell the Exchanged Shares and the Restricted Stock being offered hereby: (i) in ordinary brokerage transactions and in transactions in which brokers solicit purchasers; (ii) in privately negotiated direct sales or sales effected through agents not involving established trading markets; or (iii) through transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part. The Exchanged Shares and the Restricted Stock may be sold at prices and at terms then prevailing or at prices related to the then current market price of the Common Stock on the NYSE or at other negotiated prices. In addition, any of the Exchanged Shares and the Restricted Stock that qualify for sale pursuant to Rule 144 may be sold in transactions complying with such rule, rather than pursuant to this Prospectus.

  The Restricted Shares and the Exchanged Stock consist of (i) Common Stock previously issued to Restricted Stockholders in private transactions exempt from the registration requirements of the Securities Act and (ii) Common Stock issued or to be issued in private transactions exempt from the registration requirements of the Securities Act to Unitholders upon exchange by the Company of OP Units previously issued to such persons in private transactions exempt from the registration requirements of the Securities Act.

  In the case of sales of the Exchanged Shares and the Restricted Stock effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Registering Stockholders or the purchasers of the Exchanged Shares and the Restricted Stock sold by or through such broker-dealers, or both. The Company has advised the Registering Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended ("Exchange Act") may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus. The Company is not aware as of the date of this Prospectus of any agreements between any of the Registering Stockholders and any broker-dealers with respect to the sale of the shares offered by this Prospectus. The Registering Stockholders and any broker-dealer or other agent executing sell orders on behalf of the Registering Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case the commissions received by any such broker-dealer or agent and profit on any resale of the shares of Common Stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any Exchanged Shares and the Restricted Stock offered hereunder.

  Pursuant to the terms of the Registering Stockholders registration rights agreements entered into by and among the Company and the Registering Stockholders, the Registering Stockholders will pay their costs and expenses of selling the Exchanged Shares and the Restricted Stock offered hereunder, including commissions and discounts of underwriters, brokers, dealers or agents, and the Company has agreed to pay the costs and expenses incident to its registration and qualification of the Exchanged Shares and the Restricted Stock offered hereby, including applicable filing fees, legal and accounting fees and expenses. In addition the Company has agreed to indemnify the Registering Stockholders against certain liabilities, including certain liabilities arising under the Securities Act.

  The Registering Stockholders may elect to sell all, a portion or none of the Exchanged Shares and the Restricted Stock offered by them hereunder.

                                    EXPERTS

  The Consolidated Financial Statements of American General Hospitality Corporation as of December 31, 1996 and for the period from August 31, 1996 through December 31, 1996 and the related financial statement schedule; the Financial Statements of AGH Leasing, L.P. as of December 31, 1996 and for the period from August 31, 1996 through December 31, 1996 and the Combined Financial Statements of the AGH Predecessor Hotels as of December 30, 1994, December 29, 1995 and August 30, 1996 and for the period from December 30, 1993 through December 31, 1993, each of the two years in the period ended December 29, 1995 and for the period from December 30, 1995 through August 30, 1996 and the related financial statement schedule are incorporated by reference in this Registration Statement by reference to the Company's Annual Report on Form 10-K. independent accountants.

  The Combined Financial Statements of the AKL Acquisition Hotels as of and for the year ended December 31, 1995 are incorporated by reference in this Registration Statement by reference to the Company's Report on Form 8-K dated March 17, 1997. The Combined Financial Statements of the MUI Acquisition Hotels as of and for the year ended December 31, 1996 are incorporated by reference in this Registration Statement by reference to the Company's Report on Form 8-K/A dated August 1, 1997.

  The above said financial statements have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Battle Fowler LLP, New York, New York. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Battle Fowler LLP, New York, New York. The description of Texas franchise tax matters contained in the section of the Prospectus entitled "Federal Income Tax Considerations--Other Tax Considerations," is based on the opinion of Coopers & Lybrand L.L.P., Dallas, Texas. Battle Fowler LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland as to certain matters of Maryland law.

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company or the Registering Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                               -----------------
                               TABLE OF CONTENTS
                               -----------------

                             Prospectus Supplement

                                                                            Page
Prospectus Supplement Summary .............................................  S-2
Risk Factors ..............................................................  S-4
Price Range of Common Stock and
Distribution Policy ....................................................... S-19
Certain Federal Income Tax Consequences ................................... S-20
Experts ................................................................... S-21
Incorporation of Certain Documents
by Reference .............................................................. S-21


                                  Prospectus

Available Information .....................................................    2
Incorporation of Certain Documents
by Reference ..............................................................    2
Cautionary Statement for Purposes
of the "Safe Harbor" Provisions
of the Private Securities Litigation
Reform Act of 1995 ........................................................    3
Prospectus Summary ........................................................    4
Risk Factors ..............................................................    6
Description of Capital Stock ..............................................   14
Description of OP Units ...................................................   21
Federal Income Tax Considerations .........................................   24
Use of Proceeds ...........................................................   39
Registering Stockholders ..................................................   40
Plan of Distribution ......................................................   42
Experts ...................................................................   42
Legal Matters .............................................................   43


                               2,172,370 Shares



                               AMERICAN GENERAL
                            HOSPITALITY CORPORATION



                                 Common Stock




                            -----------------------

                             PROSPECTUS SUPPLEMENT

                            -----------------------












                                  July 10, 1998